Exhibit 10.6

EXECUTION VERSION
CUSIP:  62942LAA2, 62942LAB0

CREDIT AGREEMENT

Dated as of July 22, 2013

among

NRG YIELD OPERATING LLC,

as the Borrower,

NRG YIELD LLC,

as Holdings,

BANK OF AMERICA, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as L/C Issuer

and

The Revolving Credit Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
GOLDMAN SACHS BANK USA and
CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Book Runners

GOLDMAN SACHS BANK USA and
CITIBANK, N.A.

as Co-Syndication Agents

i

5.04	Binding Effect	74
5.05	Financial Statements; No Material Adverse Effect	74
5.06	Litigation	75
5.07	No Default	75
5.08	Ownership of Properties	75
5.09	Environmental Compliance	75
5.10	Insurance	76
5.11	Taxes	76
5.12	ERISA Compliance	77
5.13	Subsidiaries; Equity Interests; Loan Parties	77
5.14	Margin Regulations; Investment Company Act	78
5.15	Disclosure	78
5.16	Compliance with Laws	78
5.17	Regulatory Matters	79
5.18	Intellectual Property; Licenses, Etc.	80
5.19	Solvency	80
5.20	Casualty, Etc.	80
5.21	Labor Matters	80
5.22	Collateral Documents	80
5.23	OFAC	80
5.24	Restricted Payments	81
5.25	PATRIOT Act, Etc.	81

ARTICLE VI AFFIRMATIVE COVENANTS		81
6.01	Financial Statements	81
6.02	Certificates; Other Information	82
6.03	Notices	84
6.04	Payment of Obligations	84
6.05	Preservation of Existence, Etc.	85
6.06	Maintenance of Properties	85
6.07	Maintenance of Insurance	85
6.08	Compliance with Laws	85
6.09	Books and Records	85
6.10	Inspection Rights	85
6.11	Use of Proceeds	86
6.12	Covenant to Give Security	86
6.13	Compliance with Environmental Law	89
6.14	Further Assurances	89
6.15	Maintenance of “Power Generation Company” and Power Marketer Status	90

ARTICLE VII NEGATIVE COVENANTS		90
7.01	Liens	90
7.02	Indebtedness	92
7.03	Investments	94
7.04	Fundamental Changes	96
7.05	Dispositions	97
7.06	Restricted Payments	98

7.07	Change in Nature of Business	99
7.08	Transactions with Affiliates	99
7.09	Burdensome Agreements	100
7.10	Use of Proceeds	100
7.11	Financial Covenants	101
7.12	Sanctions	101
7.13	Amendments of Organization Documents	101
7.14	Accounting Changes	101
7.15	Prepayments, Etc. of Indebtedness	101
7.16	Amendment, Etc. of Indebtedness	101
7.17	Holding Company	101
7.18	Swap Contracts	102
7.19	Sales and Lease-Backs	102

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		102
8.01	Events of Default	102
8.02	Remedies upon Event of Default	105
8.03	Application of Funds	106

ARTICLE IX ADMINISTRATIVE AGENT		107
9.01	Appointment and Authority	107
9.02	Rights as a Revolving Credit Lender	108
9.03	Exculpatory Provisions	108
9.04	Reliance by Administrative Agent	109
9.05	Delegation of Duties	109
9.06	Resignation of Administrative Agent	109
9.07	Non-Reliance on Administrative Agent and Other Revolving Credit Lenders	110
9.08	No Other Duties, Etc.	111
9.09	Administrative Agent May File Proofs of Claim	111
9.10	Collateral Matters	112
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	112

ARTICLE X CONTINUING GUARANTY		112
10.01	Guarantee of Secured Obligations	112
10.02	Limitation on Obligations Guaranteed	113
10.03	Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.	113
10.04	Rights of Subrogation	116
10.05	Payments	117
10.06	Financial Condition of Borrower and Guarantor	117
10.07	Bankruptcy, Etc.	117
10.08	Duration of Guaranty	117
10.09	Reinstatement	117
10.10	Keepwell	118

ARTICLE XI MISCELLANEOUS		118
11.01	Amendments, Etc.	118

11.02	Notices; Effectiveness; Electronic Communications	120
11.03	No Waiver; Cumulative Remedies; Enforcement	122
11.04	Expenses; Indemnity; Damage Waiver	123
11.05	Payments Set Aside	125
11.06	Successors and Assigns	125
11.07	Treatment of Certain Information; Confidentiality	130
11.08	Right of Setoff	131
11.09	Interest Rate Limitation	131
11.10	Counterparts; Integration; Effectiveness	131
11.11	Survival of Representations and Warranties	132
11.12	Severability	132
11.13	Replacement of Revolving Credit Lenders	132
11.14	Governing Law; Jurisdiction; Etc.	133
11.15	Waiver of Jury Trial	134
11.16	No Advisory or Fiduciary Responsibility	134
11.17	Electronic Execution of Assignments and Certain Other Documents	135
11.18	USA PATRIOT Act	135
11.19	ENTIRE AGREEMENT	136

SIGNATURES		S-1

SCHEDULES

2.01	Revolving Credit Commitments and Applicable Revolving Credit Percentages
2.03	LC Commitments
4.01(e)	Existing Project-Level Indebtedness
5.03	Certain Authorizations
5.06	Litigation
5.08(b)	Existing Liens
5.13	Subsidiaries and Other Equity Investments; Loan Parties; Project Companies
5.17(a)	Generation Portfolio Companies
5.24	Contractual Obligations Limiting Restricted Payments
6.16	Post-Closing Obligations
7.02(d)	Existing Indebtedness
7.03(f)	Existing Investments
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Security Agreement
F	Opinion — Counsel to Loan Parties
G	Collateral Questionnaire
H	Subordination Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 22, 2013, among NRG Yield Operating LLC, a Delaware limited liability company (the “Borrower”), NRG Yield LLC, a Delaware limited liability company (“Holdings”), each revolving credit lender from time to time party hereto (collectively, the “Revolving Credit Lenders” and individually, a “Revolving Credit Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., as L/C Issuer.

PRELIMINARY STATEMENTS:

On or prior to the Closing Date, NRG Energy, Inc., a Delaware corporation, will contribute, or cause one or more of its subsidiaries to contribute (the “Contribution”), certain assets to Holdings, a wholly owned subsidiary of NRG Yield, Inc., a Delaware corporation (“Parent”), in exchange for Holdings Class A units, and Holdings will contribute such assets to the Borrower.  After giving effect to the Transaction, as of such date, Holdings will be a holding company that directly owns all of the equity interests in the Borrower.

The Borrower has requested that the Revolving Credit Lenders provide a revolving credit facility in an aggregate principal amount of $60,000,000 as of the date hereof, and the Revolving Credit Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit for the account of the Borrower, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” means each account control agreement entered into by each applicable Loan Party, the Administrative Agent, and the applicable depositary bank party thereto.

“Act” has the meaning specified in Section 11.18.

“Additional L/C Issuer” means any Revolving Credit Lender or Affiliate thereof that has been appointed by the Borrower (and which has accepted its appointment) as an L/C Issuer pursuant to Section 2.04(m).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the

Administrative Agent may from time to time notify to the Borrower and the Revolving Credit Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of Section 7.08, “Affiliate” shall also include any Person that (a) directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or (b) is an officer or director of the Person specified.

“Agent” means each of (i) the Administrative Agent, (ii) the Co-Syndication Agents and (iii) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Annual Projections” has the meaning specified in Section 6.01(c).

“Applicable Fee Rate” means, at any time, 0.50% per annum.

“Applicable Rate” means 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees.

“Applicable Revolving Credit Percentage” means in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Revolving Credit Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Revolving Credit Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Revolving Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable.

“Appropriate Revolving Credit Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Revolving Credit Lender that has a Revolving Credit Commitment with respect to the Revolving Credit Facility or holds a Revolving Credit Loan at such time and

(b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Revolving Credit Lender, (b) an Affiliate of a Revolving Credit Lender or (c) an entity or an Affiliate of an entity that administers or manages a Revolving Credit Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Goldman Sachs Bank USA and Citigroup Global Markets Inc., each in its capacity as joint lead arranger and joint book runner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Revolving Credit Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” means, as of any date of determination, an amount equal to (a) the sum of (i) the Distributed Cash received by the Borrower after the Closing Date and (ii) the aggregate amount of contributions to the common capital of the Borrower received in cash after the Closing Date (other than as a result of the exercise of the Cure Right), minus (b) any amounts thereof used to make Investments pursuant to Section 7.03(c)(iii)(B) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of Restricted Payments made by the

Borrower after the Closing Date and on or prior to such date pursuant to Section 7.06(f) minus (d) prepayments or repayments of Indebtedness pursuant to Section 7.15(b).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Cash Flow” means, at any date of determination, an amount equal to the Distributed Cash received by the Borrower during the most recently completed Measurement Period; provided that if the Borrower has acquired or disposed of any Equity Interests in a Project Company or the Borrower or any of its Subsidiaries (including any Project Company) has acquired or disposed of any property with a value in excess of $5,000,000 at any time after the first day of such Measurement Period, the determinations of Borrower Cash Flow shall be made giving pro forma effect to such acquisition or disposition as if such acquisition or disposition had occurred on the first day of such Measurement Period.

“Borrower Interest Charges” means, for any Measurement Period, the excess of (A) the sum of (a) cash  interest, cash premium payments, cash debt discount and other similar cash fees and charges in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) cash interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as cash interest in accordance with GAAP, in each case, of or by the Borrower on a standalone basis for the most recently completed Measurement Period over (B) any cash interest income received by the Borrower on a standalone basis during such Measurement Period.

“Borrower Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Borrower Cash Flow to (b) Borrower Interest Charges, in each case, for the most recently completed Measurement Period.

“Borrower Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt of the Borrower as of such date (net of any cash that constitutes Borrower Cash Flow from a Measurement Period other than the most recently completed Measurement Period) to (b) Borrower Cash Flow for the most recently completed Measurement Period.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means, with respect to any Person, all leases that have been or are required to be, in accordance with GAAP (but only as in effect on the date hereof, and not giving effect to any changes to GAAP occurring after the date hereof), recorded as capitalized leases on the balance sheet of such Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of the Company Group Parties:

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Revolving Credit Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)                                  commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d)                                 Investments in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)                                  United States dollars, Euros, any other currency of countries members of the Organization for Economic Co-operation and Development or, in the case of any foreign Subsidiary, any local currencies held by it from time to time.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person designated by the Borrower as such that, either (a) on the Closing Date, is a party to a Cash Management Agreement with a Loan Party and is an Agent, an Arranger, a Revolving Credit Lender or an Affiliate of the foregoing, or (b) at the time it enters into a Cash Management Agreement with a Loan Party, is an Agent, an Arranger, a Revolving Credit Lender or an Affiliate of the foregoing, in the case of each of clauses (a) and (b), its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 Equity Investor shall cease to own, directly or indirectly, at least 35% of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 the first day on which a majority of the members of the board of directors of Parent are not Continuing Directors; or

(c)                                  Parent and Equity Investor collectively shall cease to, directly or indirectly, own and control legally and beneficially all of the Equity Interests in Holdings; or

(d)                                 Holdings shall cease to directly own and control legally and beneficially all of the Equity Interests in the Borrower.

“Class” means (i) with respect to Revolving Credit Lenders, Revolving Credit Lenders with Revolving Credit Commitments and Revolving Credit Loans that expire on the same Maturity Date and (ii) with respect to Revolving Credit Commitments and Revolving Credit Loans, respectively, Revolving Credit Commitments and Revolving Credit Loans (as applicable) that mature on the same Maturity Date.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Projections” means the projections included in the Form S-1 filed by Parent in connection with the IPO.

“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each of the Security Agreement Supplements, security agreements, pledge agreements, Account Control Agreements, Securities Account Control Agreements, or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Questionnaire” means a certificate in the form of Exhibit G that provides information with respect to the personal or mixed property of each Loan Party.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Group Parties” means each direct and indirect Subsidiary of the Borrower, other than any Project Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contingent Obligations” means indemnities and other contingent Obligations that pursuant to their express terms survive repayment in full of principal and interest on the Revolving Credit Loans and termination of the Revolving Credit Commitments under this Agreement.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Parent who (a) was a member of the board of directors of Parent on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” has the meaning specified in the Preliminary Statements.

“Contribution Documents” means the documents effecting the Contribution.

“Contribution Indebtedness” shall mean Indebtedness of the Borrower or Holdings in an amount equal to the aggregate amount of cash contributions (other than in respect of Permitted Cure Securities) made after the Closing Date to Borrower (or, without duplication, to Holdings and contributed to Borrower) in exchange for Equity Interests (other than Permitted Cure Securities) of Borrower or Holdings, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account or securities account that is subject to an Account Control Agreement or Securities Account Control Agreement in form and substance reasonably satisfactory to the applicable L/C Issuer.

“Co-Syndication Agents” means Goldman Sachs Bank USA and Citibank, N.A., each in its capacity as co-syndication agent.

“Credit Extension” means each of the following:  (a) a Revolving Credit Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.01.

“Cure Right” has the meaning specified in Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate or the Eurodollar Rate (as applicable or, if neither is directly applicable, the Base Rate), plus (ii) the relevant Applicable Rate, plus (iii) 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Revolving Credit Lender (a) that has failed to timely fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it on the terms set forth herein for such payment, unless such Revolving Credit Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Credit Lender’s good faith reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to timely pay over to the Administrative Agent, any L/C Issuer or any other Revolving Credit Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) on the terms set forth herein for such payment, unless the subject of a good faith dispute, (c) that has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Credit Lender’s obligation to fund a Revolving Credit Loan hereunder and states that such position is based on such Revolving Credit Lender’s good faith reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) in respect of which the Administrative Agent has received notification that such Revolving Credit Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Revolving Credit Lender or its direct or indirect parent company, or such Revolving Credit Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Revolving Credit Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Credit Lender with immunity from the jurisdiction of courts within the United

States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Credit Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Credit Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of the Secured Obligations” means and shall have occurred when (i) all Secured Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those constituting Contingent Obligations as to which no claim has been asserted, and (b) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable L/C Issuer shall have been made) and (iii) all Revolving Credit Commitments shall have terminated or expired.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interests, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date of all Classes of Revolving Credit Loans and Revolving Credit Commitments.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 7.06.  The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Distributed Cash” means cash and Cash Equivalents distributed by the Project Companies, directly or indirectly, to the Borrower in respect of the Equity Interests of the Project Companies owned, directly or indirectly, by the Borrower (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by a Project Company for capital expenditures or for operational purposes, by the Borrower or any of its Subsidiaries in a Project Company).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia, but excluding (i) any direct or indirect subsidiary of a CFC and (ii) any Foreign Subsidiary Holding Company.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Engagement Letter” means the Senior Secured Revolving Credit Facility Engagement Letter, dated May 10, 2013, among Holdings, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Lending Partners LLC, and Citigroup Global Markets Inc.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, or governmental regulations relating to pollution and the protection of the environment, including natural resources such as flora and fauna, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means NRG Energy, Inc., a Delaware corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan of the Borrower or any ERISA Affiliate is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“Eurodollar Rate” means,

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or any comparable or successor rate as required, which rate is approved by the Administrative Agent, as currently published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Agreement” means the Exchange Agreement dated as of the Closing Date by and among Equity Investor, Parent and Holdings and each of the other parties thereto from time to time, as amended, supplemented or otherwise modified from time to time; provided that any amendments or modifications that would be materially adverse to the interests of the Revolving Credit Lenders in their capacity as such shall require the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Excluded Swap Obligation” means, with respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of the Guarantor of, or the grant by the Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of the Guarantor would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Revolving Credit Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Revolving Credit Lender, in which its applicable Lending Office is located, or as a result of any present or former connection between such Revolving Credit Lender or L/C Issuer or the Administrative Agent and such jurisdiction (other than any connection arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving or perfecting a security interest under, receiving payments under, and/or enforcing, any Loan Document, or selling or assigning an interest in any Revolving Credit Loan, Revolving Credit Commitment or Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Revolving Credit Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Revolving Credit Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Revolving Credit Lender pursuant to the Laws in force at the time such Revolving Credit Lender becomes a party hereto (or designates a new Lending Office) or (ii) in the case of a Foreign Revolving Credit Lender, is attributable to such Foreign Revolving Credit Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Revolving Credit Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.01, and (e) any United States federal withholding taxes imposed under FATCA.

“Existing Class” has the meaning specified in Section 2.15.

“Existing Project-Level Indebtedness” means the Indebtedness of the Project Companies existing on the Closing Date listed on Schedule 4.01(e).

“Existing Revolving Credit Commitments” has the meaning specified in Section 2.15.

“Existing Revolving Credit Loans” has the meaning specified in Section 2.15.

“Extended Maturity Date” has the meaning specified in Section 2.15.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.15.

“Extended Revolving Credit Loans” has the meaning specified in Section 2.15.

“Extension” has the meaning specified in Section 2.15.

“Extension Amendments” has the meaning specified in Section 2.15.

“Extension Offer” has the meaning specified in Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 10, 2013, among Holdings, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“FERC” means the Federal Energy Regulatory Commission.

“Flood Insurance Laws” has the meaning specified in Section 6.12.

“Foreign Revolving Credit Lender” means any Revolving Credit Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower that has no material assets other than the equity interests of one or more CFCs.

“FPA” means the Federal Power Act of 1935, as amended.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuers, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Generation Portfolio Companies” means the entities listed on Schedule 5.17(a).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability (after giving effect to any indemnities, rights of contribution, subrogation or other similar rights in favor of such Guarantor) in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings.

“Guaranty” means the Guaranty made by Holdings under Article X in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person designated by the Borrower as such that, at the time it enters into an interest rate Swap Contract permitted under Article VII, is an Agent, an Arranger, a Revolving Credit Lender or an Affiliate of the foregoing, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Amendment” has the meaning specified in Section 2.13(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 180 days after the date on which such trade account was created);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)                                  all obligations in respect of any Disqualified Equity Interests; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Revolving Credit Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability) (or twelve months or shorter, if available to all Revolving Credit Lenders), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  Except as otherwise expressly provided in this Agreement, the amount of an Investment will be the fair market value of such Investment determined at the time the Investment is made and without giving effect to subsequent changes in value.  Notwithstanding anything to the contrary herein, in the case of any Investment made by the Borrower or a Company Group Party in a Person substantially concurrently with a cash distribution by such Person to the Borrower or a Company Group Party (a “Concurrent Cash Distribution”), then the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.

“IP Rights” means Intellectual Property (as defined in the Security Agreement).

“IPO” means the initial public offering and distribution of certain of the Equity Interests of Parent pursuant to an effective registration statement under the Securities Act of 1933.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Kennedy Project Companies” means PESD Energy, LLC, a Delaware limited liability company, FUSD Energy, LLC, a Delaware limited liability company, Wildcat Energy, LLC, a Delaware limited liability company, Continental Energy, LLC, a Delaware limited liability company, Longhorn Energy, LLC, a Delaware limited liability company, El Mirage Energy, LLC, a Delaware limited liability company, Vail Energy, LLC, a Delaware limited liability company, Monster Energy, LLC, a Delaware limited liability company, and SCWFD Energy, LLC, a Delaware limited liability company.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower or in favor of such L/C Issuer and relating to such Letter of Credit.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Credit Loan or Revolving Credit Commitment

hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or binding judicial precedents or authorities, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit for the account of the Borrower pursuant to Section 2.03, in an aggregate face amount at any one time outstanding not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.03 under the caption “L/C Commitment”, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America and any Additional L/C Issuers, each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer(s) of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination (determined without duplication), the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lending Office” means, as to any Revolving Credit Lender, the office or offices of such Revolving Credit Lender described as such in such Revolving Credit Lender’s Administrative Questionnaire, or such other office or offices as a Revolving Credit Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $60,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) each Issuer Document and (f) any subordination agreement entered into pursuant to Section 7.02(n).

“Loan Parties” means, collectively, the Borrower and the Guarantor.

“Management Services Agreement” means the Management Services Agreement dated as of the Closing Date by and among Equity Investor, Parent, Holdings and the Borrower, as amended, supplemented or otherwise modified from time to time; provided that any amendments or modifications that would be materially adverse to the interest of the Revolving Credit Lenders in their capacity as such shall require the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, properties, liabilities or financial condition of the Loan Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Revolving Credit Lender under any material Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party.

“Material Project Companies” has the meaning specified in Section 8.01(e).

“Maturity Date” means, except to the extent extended pursuant to Section 2.15, the date that is five (5) years following the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure when any Revolving Credit Lender is a Defaulting Lender, an amount equal to 103% of the Fronting Exposure at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.03(g)(i)(A), (B) or (C), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended June 30, 2013, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended September 30, 2013, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended December 31, 2013, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” has the meaning specified in Section 6.12.

“Mortgage Policies” has the meaning specified in Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or during the preceding five plan years has made or been obligated to make contributions or with respect to which the Borrower has current or contingent liability as a result of being considered a single employer with any ERISA Affiliate.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any Company Group Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the fees, underwriting discounts and commissions, taxes, and other reasonable and customary out-of-pocket costs and expenses, incurred by such Loan Party or such Company Group Party in connection therewith.

“New Revolving Credit Commitments” has the meaning specified in Section 2.13(a).

“New Revolving Credit Lender” has the meaning specified in Section 2.13(a).

“New Revolving Credit Loan” has the meaning specified in Section 2.13(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 11.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Credit Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case (including those acquired by assumption), whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that “Obligations” shall exclude all Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (in each case, determined without duplication) (a) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the recitals hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 4.01(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or to which the Borrower contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, or with respect to which the Borrower has current or contingent liability as a result of being considered a single employer with any ERISA Affiliate.

“Permitted Cure Security” shall mean Equity Interests issued by Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Maturity Date of all Classes of Revolving Credit Loans or Revolving Credit Commitments, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Prior Liens” means (a) in the case of Equity Interests, the Liens described in clauses (b) and (i) of Section 7.01 and (b) in the case of all other Collateral, the Liens described in clauses (b), (d), (e), (f), (g), (i), (j), (n) and (p) of Section 7.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any Company Group Party issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of such Person (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums, underwriting, issuance, commitment, syndication and other similar fees, costs and expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d)(i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Latest Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is on or later than the Latest Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Latest Maturity Date; (e) (i) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured, the terms of the security documents of such Permitted Refinancing Indebtedness shall be no more favorable to the secured parties in respect of such Permitted Refinancing Indebtedness than the terms of the security documents of such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, the obligations in respect of such Permitted Refinancing Debt shall be unsecured and (f) (x) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded constitutes Indebtedness of (i) the Borrower, such Permitted Refinancing Indebtedness shall constitute Indebtedness of the Borrower and (ii) any Company Group Party, such Permitted Refinancing Indebtedness shall constitute Indebtedness of such Company Group Party and (y) no additional obligors or guarantors shall be added in respect of such Permitted Refinancing Indebtedness that were not obligors or guarantors of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGC” has the meaning specified in Section 5.17(e).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, but for the avoidance of doubt, excluding any Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Project Companies” means (a)(i) each entity listed on Part (e) of Schedule 5.13 that, other than with respect to the Kennedy Project Companies, is subject to the applicable terms of and any applicable covenants contained in (which shall, at a minimum, include limitations on debt and liens of such entities) any Project-Level Indebtedness binding upon such Person and is not a Loan Party and (ii) each entity listed on Part (f) of Schedule 5.13 that (w) is not a Loan Party, (x) owns an entity listed on Part (e) of such Schedule, (y) is subject to the applicable terms of and any applicable covenants contained in (which shall, at a minimum, include limitations on liens of such entities) any Project-Level Indebtedness binding upon such Person and (z) together with all other entities listed on such Part (f), has no Indebtedness other than up to $7,000,000 of unsecured Indebtedness, (b) any new Subsidiary of the Borrower which, after the Closing Date, is created or acquired by the Borrower in accordance with the terms hereof, is the direct owner or lessee or is intended to become the owner, lessee or developer of an energy generating facility, or of any other power or energy facility, or any assets relating to any of the foregoing, and is subject to the applicable terms of and any applicable covenants contained in (which shall, at a minimum, include limitations on debt and liens of such entities) any Project-Level Indebtedness binding upon such Person or expected to become binding upon such Person within one hundred eighty (180) days (or such longer period not to exceed 270 days as is reasonably acceptable to the

Administrative Agent) following its formation or acquisition by any Loan Party, (c) if so elected by the Borrower by written notice to the Administrative Agent, any direct parent (other than any Loan Party) of any Subsidiary described in the foregoing clause (b) which is subject to the applicable terms of and any applicable covenants contained in (which shall, at a minimum, include limitations on debt and liens of such entities) any Project-Level Indebtedness binding upon such Person or expected to become binding upon such Person within one hundred eighty (180) days (or such longer period not to exceed 270 days as is reasonably acceptable to the Administrative Agent) following its formation or acquisition by any Loan Party, (d) any Subsidiary of the Project Companies described in the foregoing clauses (a), (b) and (c), and (e) NRG Solar Apple LLC and NRG South Trent Holdings LLC; provided that any Liens or Indebtedness incurred by such Persons shall be in favor of the applicable secured parties under the Project-Level Indebtedness binding upon such Person or its Subsidiary which is the borrower under the applicable Project-Level Indebtedness.

“Projections” means the Annual Projections and the Closing Date Projections.

“Project-Level Indebtedness” means (a) Existing Project-Level Indebtedness, (b) any additional Indebtedness (including, for purposes of this definition solely when used in clauses (b) and (c) of the definition of Project Companies, trade accounts payable created in the ordinary course of business and not past due for more than 180 days after the date on which such trade account was created) of any Project Companies incurred after the Closing Date and (c) any of the foregoing that is extended, renewed, replaced or refinanced from time to time.

“Project-Level Indebtedness Documents” means each of the agreements, instruments, undertakings and other documents evidencing Project-Level Indebtedness.

“Public Lender” has the meaning specified in Section 6.02.

“PUCT” has the meaning specified in Section 5.17(e).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reduction Amount” has the meaning set forth in Section 2.04(b)(iii).

“Register” has the meaning specified in Section 11.06(c).

“Regulation T” means Regulation T of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, controlling persons, members, successors and assigns of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Revolving Credit Borrowing or conversion or continuation of Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. For the avoidance of doubt, Revolving Credit Facility shall include any New Revolving Credit Commitments.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.13(a).

“Revolving Credit Lender” has the meaning specified in the introductory paragraph hereto.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B.

“RoFo Agreement” means the Right of First Offer Agreement dated as of the Closing Date by and between Equity Investor and Parent, as amended, supplemented or otherwise modified from time to time; provided that any amendments or modifications that would be materially adverse to the interest of the Revolving Credit Lenders in their capacity as such shall require the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank and that is designated by the Borrower as such.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between the Borrower and any Hedge Bank and that is designated by the Borrower as such.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Revolving Credit Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks and each Indemnitee, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Account Control Agreements” means each securities account control agreement entered into by a Loan Party, the Administrative Agent, and the applicable securities intermediary party thereto.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, and after taking into account any indemnification, contribution, subrogation and other similar rights.

“Stated Maturity” shall mean, with respect to the final installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“South Trent” has the meaning specified in Section 5.17(e).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, foreign exchange and/or currency hedges, swaps, collars, caps or other similar currency derivatives, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy commodity, service or risk, price or price indices for any such commodities, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Revolving Credit Lender or any Affiliate of a Revolving Credit Lender).

“SWIFT” has the meaning specified in Section 2.03(f).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Thermal Utilities” means Generation Portfolio Companies, Project Companies, or Company Group Parties that are regulated as public utilities by state public utility commissions, but only with regard to their production and sale of thermal energy in the form of steam and chilled water.

“Threshold Amount” means $25,000,000.

“Total Debt of the Borrower” means, as of any date of determination, for the Borrower, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder constituting indebtedness for borrowed money) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments constituting Indebtedness, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services constituting Indebtedness, (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower.  Notwithstanding anything herein to the contrary, the undrawn amount of any Letters of Credit that are outstanding shall be excluded and not be given any effect in the calculation of Total Debt of the Borrower.

“Total Revolving Credit Outstandings” means (without duplication) the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Transaction” means, collectively, (a) the organization of Holdings and the issuance of all of the Equity Interests therein to Parent, (b) the organization of Borrower and the issuance of all of the Equity Interests therein to Holdings, (c) the consummation of the Contribution and all related transactions, (d) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Contribution Documents to which they are or are intended to be a party and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unencumbered Company Group Parties” means Company Group Parties that have not issued Guarantees pursuant to Section 7.02(j) hereof.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voidable Transfer” has the meaning specified in Section 10.09.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary thereof at “fair value”, as defined therein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Revolving Credit Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Revolving Credit Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Parent and its Subsidiaries or to the determination of any amount for Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

1.07                        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Revolving Credit Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s notice (which notice may, subject to Section 3.05 hereof, be revoked by the Borrower)  to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Revolving Credit Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Revolving Credit Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Revolving Credit Percentage of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in Section

2.02(a).  In the case of a Revolving Credit Borrowing, each Appropriate Revolving Credit Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Credit Facility.

2.03                        Letters of Credit.  (a)  The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, Holdings or any of their respective Subsidiaries and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the

Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by any given L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into reasonably satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Credit Lender.

(iv)                              No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require.  Additionally, (x) the Borrower shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require and (y) each L/C Issuer shall furnish to the Administrative Agent periodic reports and reconciliation statements with respect to outstanding Letters of Credit and such other documents and information pertaining thereto, as the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of an L/C Credit Extension, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment constituting an L/C Credit Extension, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices, and notify the Administrative Agent thereof on the same day of each such issuance or amendment.  The satisfaction of the conditions contained in Section 4.02 is not applicable to amendments to Letters of Credit not constituting an L/C Credit Extension.  Immediately upon the issuance of each Letter of Credit and notification thereof by such L/C Issuer to the Administrative Agent, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by any L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. on the Business Day immediately following any payment by such L/C Issuer under a Letter of Credit, provided that the Borrower received notice of such payment from such L/C Issuer or the Administrative Agent on or prior to 4:00 p.m. on the date of such payment, and if not, on the second succeeding Business Day (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing.  Interest shall be payable on any such amounts from the date on which the relevant drawing is made until reimbursement in full at a rate equal to (i) until the second succeeding Business Day following the date of the relevant notice, the rate applicable to Base Rate Loans under the Revolving Credit Facility and (ii) thereafter, the rate set forth in Section 2.07(b).  If the Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice); provided, however, that no Default or Event of Default shall result as a result of the Borrower failing to reimburse the relevant L/C Issuer to the extent of Revolving Credit Loans available to be provided pursuant to this Section 2.03(c) (and actually so provided).  Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  The making of an L/C Advance shall satisfy the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer (acting through the Administrative Agent) shall be entitled to recover from such Revolving Credit Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be prima facie evidence thereof.

(d)                                 Repayment of Participations.  (i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by any L/C Issuer which does not in fact materially prejudice the Borrower;

(vi)                              honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vii)                           any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries, other than payment of the applicable Obligations in full in cash.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and each L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each L/C Issuer may send a

Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Cash Collateral.

(i)                                     Certain Credit Support Events.  If (A) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (B) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (C) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (D) any Revolving Credit Lender shall be a Defaulting Lender, the Borrower shall immediately (in the case of clause (C) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or any L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined, in the case of Cash Collateral provided pursuant to clause (D) above, after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(ii)                                  Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.03(g)(iii).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Revolving Credit Lenders or any L/C Issuer as herein provided or the depositary or intermediary institution in respect of such Cash Collateral and the relevant Controlled Accounts, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America.  The Borrower shall pay promptly upon written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(iii)                               Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.03 or

Sections 2.04, 2.14 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)                              Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly (i) following the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) if there exists excess Cash Collateral; provided, however, the Borrower and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(h)                                 Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default under Sections 8.01(a), (f) or (g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum specified in the Fee Letter or such other fee letter as may be entered into by the Borrower and such L/C Issuer in respect thereof, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Holdings and its Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or any of its Subsidiaries, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdings or such Subsidiaries.

(m)                             Additional L/C Issuers.  The Borrower may, at any time and from time to time, add one or more Additional L/C Issuers as an L/C Issuer without replacing a current L/C Issuer, in each instance, upon 5 Business Days prior written notice to the current L/C Issuer(s) and the Administrative Agent.  The appointment by the Borrower of an Additional L/C Issuer as L/C Issuer and such Additional L/C Issuer’s acceptance of such appointment shall be evidenced by a written agreement among the Borrower, the Administrative Agent, the current L/C Issuer(s) and such Additional L/C Issuer, which agreement shall be reasonably satisfactory to such parties.  The Administrative Agent shall notify the Revolving Credit Lenders of the appointment of any Additional L/C Issuer.  From and after the effective date of the appointment of an Additional L/C Issuer, (i) such Additional L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter, (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such Additional L/C Issuer or to any previous L/C Issuer or to such Additional L/C Issuer and all previous L/C Issuers or to any or all current L/C Issuers or to any or all current L/C Issuers and previous L/C Issuers, as the context shall require, and (iii) to the extent the context shall require, references herein to the term “Letter of Credit” or “Letters of Credit” shall be deemed to refer to a Letter of Credit or Letters of Credit issued or to be issued by the applicable L/C Issuer.  In the event that at any time the Borrower desires the issuance of a Letter of Credit and there shall be more than one L/C Issuer (other than an L/C Issuer not required to issue additional Letters of Credit pursuant to Section 2.03(a)), then the Borrower may select which such L/C Issuer will issue such Letter of Credit.  The Revolving Credit Lenders and the L/C Issuers hereby irrevocably authorize the Administrative Agent to enter into technical or immaterial (in the reasonable view of the Administrative Agent) amendments to this Agreement and the other Loans Documents with the applicable Loan Parties and the L/C Issuers as may be necessary or advisable in order to effectuate the inclusion of an Additional L/C Issuer as an L/C Issuer (including amendments to Schedule 2.03 to change the amount of the L/C Commitment of any L/C Issuer).  All such amendments entered into with the applicable Loan Parties by the Administrative Agent and the L/C Issuers hereunder shall be binding and conclusive on all Revolving Credit Lenders.

2.04                        Prepayments.  (a)  Optional.  The Borrower may, upon notice (which notice, subject to Section 3.05, may state that such prepayment is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied) to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Revolving Credit Loans.  The Administrative Agent will promptly notify each Revolving Credit Lender of its receipt of each such notice, and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Revolving Credit Facility).  Subject to the first sentence in this Section 2.04(a), if such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of termination of the Revolving Credit Commitments and prepayment of Revolving Credit Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)                                 Mandatory.  (i) Upon the incurrence or issuance by any Loan Party or any Company Group Party of any Indebtedness (other than Indebtedness not prohibited to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans equal to 100% of all Net Cash Proceeds received by any Loan Party or Company Group Party therefrom, immediately upon receipt thereof by such Loan Party or such Company Group Party (such prepayments to be applied as set forth in clause (iii) below).

(ii)                                  If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C

Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(iii)                               Prepayments of the Revolving Credit Facility made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.05(b)(i).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.05                        Termination or Reduction of Revolving Credit Commitments.  (a)  Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)                                 Mandatory.  (i) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.04(b)(i) by an amount equal to the applicable Reduction Amount.

(ii)                                  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)                                  Application of Revolving Credit Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.05.  Upon any reduction of the Revolving Credit Commitments, the

Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.06                        Repayment of Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.07                        Interest.  (a)  Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)  While any Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Revolving Credit Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)                                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)                                 Other Fees.  The Borrower shall pay to the applicable Lenders and Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Revolving Credit Loan for the day on which the Revolving Credit Loan is made, and shall not accrue on a Revolving Credit Loan, or any portion thereof, for the day on which the Revolving Credit Loan or such portion is paid, provided that any Revolving Credit Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence thereof for all purposes.

2.10                        Evidence of Debt.  (a)  The Credit Extensions made by each Revolving Credit Lender shall be evidenced by one or more accounts or records maintained by such Revolving Credit Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Revolving Credit Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Revolving Credit Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Revolving Credit Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Revolving Credit Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Revolving Credit Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Revolving Credit Lender’s Revolving Credit Loans in addition to such accounts or records.  Each Revolving Credit Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Credit Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.10(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Revolving Credit Lender its Applicable Revolving Credit Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Revolving Credit Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i) Funding by Revolving Credit Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Credit Borrowing) that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Revolving Credit Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Revolving Credit Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Revolving Credit Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Credit Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the

Revolving Credit Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Revolving Credit Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Revolving Credit Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Revolving Credit Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Revolving Credit Lender or the Borrower with respect to any amount owing under this subsection (b) shall prima facie evidence thereof.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Revolving Credit Lender makes available to the Administrative Agent funds for any Revolving Credit Loan to be made by such Revolving Credit Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Revolving Credit Lender) to such Revolving Credit Lender, without interest.

(d)                                 Obligations of Revolving Credit Lenders Several.  The obligations of the Revolving Credit Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Revolving Credit Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Revolving Credit Lender of its corresponding obligation to do so on such date, and no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so make its Revolving Credit Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Revolving Credit Lender to obtain the funds for any Revolving Credit Loan in any particular place or manner or to constitute a representation by any Revolving Credit Lender that it has obtained or will obtain the funds for any Revolving Credit Loan in any particular place or manner; provided, however, that the Loan Parties will not be liable for increased costs under Sections 3.02 or 3.04 of this Agreement as a result of any Revolving Credit Lender changing the place from, or the manner in which, it obtains funds.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12                        Sharing of Payments by Revolving Credit Lenders.  If any Revolving Credit Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Revolving Credit Facility due and payable to such Revolving Credit Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Revolving Credit Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Facility due and payable to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Revolving Credit Facility due and payable to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time obtained by all the Revolving Credit Lenders at such time or (b) Obligations in respect of the Revolving Credit Facility owing (but not due and payable) to such Revolving Credit Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Revolving Credit Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Facility owing (but not due and payable) to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Revolving Credit Facility owing (but not due and payable) to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time obtained by all of the Revolving Credit Lenders at such time, then the Revolving Credit Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations of the other Revolving Credit Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Credit Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Revolving Credit Facility then due and payable to the Revolving Credit Lenders or owing (but not due and payable) to the Revolving Credit Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Revolving Credit Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in L/C Obligations to any assignee or participant; and

(iii)                               for the avoidance of doubt, the provisions of this Section will not apply to payments made under Sections 2.08, 2.13, 3.01, 3.02, 3.04, 3.05, 11.04, 11.06,

and pursuant to any other terms or conditions in any Loan Document expressly providing for payments to specific Lenders, Agents or other Persons.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Credit Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Credit Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13                        Increase in Revolving Credit Facility.  (a)  Request for Increase.  Provided there exists no Default at such time, upon written notice to the Administrative Agent, the Borrower may from time to time elect to request, prior to the Maturity Date, an increase in the Revolving Credit Facility (any such increase, the “New Revolving Credit Commitments”) by an amount determined by the Borrower (for all such requests taken together) not exceeding $40,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000.  Each such notice shall specify (i) the date (the “Revolving Credit Increase Effective Date”) on which the Borrower proposes that the New Revolving Credit Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (unless the Administrative Agent otherwise agrees to a shorter period) and (ii) the identity of each Revolving Credit Lender or other Person (which shall be an Eligible Assignee) (each, a “New Revolving Credit Lender”) to whom the Borrower proposes any portion of such New Revolving Credit Commitments be allocated and the amounts of such allocations; provided that any Revolving Credit Lender approached to provide all or a portion of the New Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment.

(b)                                 Effective Date and Allocations.  The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of (x) the New Revolving Credit Commitments and the New Revolving Credit Lenders, and (y) the respective interests in such Revolving Credit Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section 2.13.  Each New Revolving Credit Lender shall be subject to the requirements set forth in Section 3.01(e).  On any Revolving Credit Increase Effective Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the terms and conditions in this Section 2.13, (i) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Revolving Credit Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Revolving Credit Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Revolving Credit Lender shall become a Revolving Credit Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. The terms and provisions of the New Revolving Credit Loans shall be identical to the Revolving Credit Loans.  The New Revolving Credit Commitments shall become Revolving Credit Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Revolving Credit Lender providing a New Revolving Credit Commitment and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Revolving Credit Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13.  Each Assignment and Assumption may, without the consent of any other Revolving Credit Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.13.

(c)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (x) reaffirmation agreements of the Loan Parties which reaffirm the Guaranty and Liens provided pursuant to the Loan Documents and (y) a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Revolving Credit Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that to the extent that such New Revolving Credit Commitments will be used concurrently with the initial provision of such commitment to finance any Investment permitted pursuant to Section 7.03(g), then such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrower or relevant Affiliate thereof not to consummate the transactions contemplated thereby), (B) no Default or Event of Default (except in the case of any New Revolving Credit Commitments used concurrently with the initial provision of such commitment to finance any Investment permitted pursuant to Section 7.03(g), in which case no Event of Default under Sections 8.01(a), (f) and (g)) shall exist on such Revolving Credit Increase Effective Date before and after giving effect to such New Revolving Credit Commitments and (C) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter after giving effect to such New Revolving Credit Commitments (and assuming a drawing of Revolving Credit Loans hereunder has been made in the full amount of such New Revolving Credit Commitments).  The Borrower shall deliver or cause to be delivered legal opinions which are similar to those delivered on the Closing Date pursuant to Section 4.01(a)(v) (or otherwise in form and substance reasonably satisfactory to the Administrative Agent) and any other documents reasonably requested by Administrative Agent in connection with any such transaction.

(d)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.14                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Revolving Credit Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Revolving Credit Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Credit Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Credit Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving

Credit Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Revolving Credit Loans and funded and unfunded participations in L/C Obligations are held by the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Commitments hereunder without giving effect to Section 2.14(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Credit Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which such Revolving Credit Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C)                               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s

Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Revolving Credit Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.14(a)(iv)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Credit Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Credit Lender’s having been a Defaulting Lender.

2.15                        Extensions of Loans.

(a)                                 The Borrower may from time to time, pursuant to the provisions of this Section 2.15, agree with one or more Revolving Credit Lenders holding Revolving Credit Loans and Revolving Credit Commitments of any Class (“Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.15 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Revolving Credit Lenders under any Class that is proposed to be extended under this Section 2.15, in each case on a pro rata basis (based on the relative outstanding Revolving Credit Commitments of each Revolving Credit Lender in such Class) and on the same terms to each such Revolving Credit Lender.  In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Revolving Credit Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Revolving Credit Loans of each such Class (each an “Extended Maturity Date”) and the due date for Revolving Credit Lender responses.  In connection with any Extension, each Revolving Credit Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Revolving Credit Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.15.

(b)                                 After giving effect to any Extension, the Revolving Credit Commitments so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than two different classes of Revolving Credit Commitments; provided further that, (i) all borrowings and all prepayments of Revolving Credit Loans shall continue to be made on a ratable basis among all Revolving Credit Lenders, based on the relative amounts of their Revolving Credit Commitments, until the repayment of the Revolving Credit Loans attributable to the non-extended Revolving Credit Commitments on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the Revolving Credit Commitments of such new “Class” and the remaining Revolving Credit Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Credit Commitments has occurred, (iii) no termination of Extended Revolving Credit Commitments and no repayment of Extended Revolving Credit Loans accompanied by a corresponding permanent reduction in Extended Revolving Credit Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all other Classes of Revolving Credit Loans and Revolving Credit Commitments with an earlier Maturity Date (or all such Revolving Credit Commitments and related Revolving Credit Loans shall have otherwise been terminated and repaid in full) and (iv) with respect to Letters of Credit, the Maturity Date with respect to the Revolving Credit Commitments cannot be extended without the prior written consent of the L/C Issuers, and the availability of the L/C Commitments cannot be extended without the prior written consent of the applicable L/C Issuer.  If the Outstanding Amount exceeds the Revolving Credit Commitment as a result of the occurrence of the Maturity Date with respect to any Class of Revolving Credit Commitments while an extended Class of Revolving Credit Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(c)                                  The consummation and effectiveness of each Extension shall be subject to the following both before and after giving effect thereto:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Revolving Credit Lenders or at the time of such Extension;

(ii)                                  the Revolving Credit Commitments of any Revolving Credit Lender extended pursuant to any Extension (“Extended Revolving Credit Commitments” and the loans thereunder, “Extended Revolving Credit Loans”) shall have the same terms as the Class of Revolving Credit Commitments subject to the related Extension Amendment (“Existing Revolving Credit Commitments” and the loans thereunder, “Existing Revolving Credit Loans”); except (A) the final maturity date of any Extended Revolving Credit Commitments and Extended Revolving Credit Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Revolving Credit Commitments and Existing Revolving Credit Loans subject to the related Extension Amendment, and the Weighted Average Life to Maturity of any Extended Revolving Credit Commitments and Extended Revolving Credit Loans of a

Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Revolving Credit Commitments and Existing Revolving Credit Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, with respect to margins, fees and premiums) with respect to the Extended Revolving Credit Commitments and Extended Revolving Credit Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Credit Commitments and Existing Revolving Credit Loans; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Credit Commitments; (D) no repayment of any Extended Revolving Credit Loans and no cancellation of any Extended Revolving Credit Commitments shall be permitted unless such repayment or cancellation, as applicable, is accompanied by an at least pro rata repayment or cancellation, as applicable, of all earlier maturing Revolving Credit Loans and Revolving Credit Commitments (including previously extended Revolving Credit Loans and Revolving Credit Commitments) (or all earlier maturing Revolving Credit Loans and Revolving Credit Commitments (including previously extended Revolving Credit Loans and Revolving Credit Commitments) shall otherwise be or have been terminated and repaid in full); (E) the Extended Revolving Credit Commitments may contain a “most favored nation” provision for the benefit of Revolving Credit Lenders holding Extended Revolving Credit Commitments; and (F) the other terms and conditions applicable to Extended Revolving Credit Commitments and Extended Revolving Credit Loans may be terms different than those with respect to the Existing Revolving Credit Commitments and Existing Revolving Credit Loans, so long as such terms and conditions only apply after the Latest Maturity Date in effect at the time of the Extension; provided further, each Extension Amendment may, without the consent of any Revolving Credit Lender other than the applicable extending Revolving Credit Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.15, including any amendments necessary to treat the applicable Revolving Credit Loans and/or Revolving Credit Commitments of the extending Revolving Credit Lenders as a new “Class” of loans and/or commitments hereunder; provided however, no Extension Amendment may provide for any Class of Extended Revolving Credit Commitments and Extended Revolving Credit Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Revolving Credit Commitments and Existing Revolving Credit Loans;

(iii)                               all documentation in respect of such Extension shall be consistent with the foregoing; and

(iv)                              a minimum amount in respect of such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent) shall be satisfied.

(d)                                 For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.12 and Section 11.01 will not apply to Extensions of Revolving Credit

Commitments and Revolving Credit Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.15, including to any payment of interest or fees in respect of any Extended Revolving Credit Commitments and Extended Revolving Credit Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Revolving Credit Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)                                  The Revolving Credit Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Revolving Credit Commitments created pursuant to an Extension, in each case on terms consistent with this Section 2.15.  Without limiting the foregoing, in connection with any Extension, (i) the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Loan Document that the Administrative Agent reasonably requests to be amended to reflect an Extension that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by counsel to the Administrative Agent) and (ii) the Borrower shall deliver board resolutions, secretary’s certificates and officer’s certificates as reasonably be requested by the Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment and (ii) as to such other matters reasonably requested by the Administrative Agent.

(f)                                   Promptly following the consummation and effectiveness of any Extension, the Borrower will furnish to the Administrative Agent (who shall promptly furnish to each Revolving Credit Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each Class of Revolving Credit Loans and Revolving Credit Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower, any other Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, such other Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower, any other Loan Party or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including United States Federal withholding Taxes, from any payment under any Loan Document, then (A) it shall withhold or make such deductions as are determined by it to be required based upon the information and documentation received pursuant to subsection (e) below, (B) it shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or other Loan Party, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Revolving Credit Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly indemnify the Administrative Agent, each Revolving Credit Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, any other Loan Party or the Administrative Agent or paid by the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Parties reasonably believe that such Taxes were not correctly or legally asserted, the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as applicable, will use reasonable efforts to cooperate with the Loan Parties to obtain a refund of such Taxes so long as such efforts would not, in the sole good faith determination of the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as applicable, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further that the Loan Parties shall not be required to compensate the Administrative Agent, any Revolving Credit Lender or any L/C Issuer pursuant to this Section 3.01(c) for any interest and penalties that would not have arisen but for the failure of the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as applicable, to furnish written notice of the applicable claim for Indemnified Taxes or Other Taxes within 180 days after the date the Administrative Agent, such Revolving Credit Lender or such L/C Issuer first receives written notice thereof.  A certificate as to the amount of any such payment or liability delivered to the Borrower or any other Loan Party by a Revolving Credit Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Revolving Credit Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a), (b) or (c)(i) above, each Revolving Credit Lender and each L/C Issuer shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Revolving Credit Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Revolving Credit Lender or such L/C Issuer, as the case may be, pursuant to this Section 3.01.  Each Revolving Credit Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Revolving Credit Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Revolving Credit Lender or an L/C Issuer, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower (or any other Loan Party) or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Revolving Credit Lenders; Tax Documentation.  (i) Each Revolving Credit Lender and L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Laws and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Loan Parties or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Revolving Credit Lender’s or such L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to it pursuant to the Loan Documents or otherwise to establish such Revolving Credit Lender’s or such L/C Issuer’s status for withholding Tax purposes in the applicable jurisdiction.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Revolving Credit Lender and L/C Issuer that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of Internal Revenue Service Form W-9 (or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to establish an exemption from United States federal backup withholding; and

(B)                               each Foreign Revolving Credit Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Revolving Credit Lender becomes a Revolving Credit Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Revolving Credit Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   two accurate and complete originally executed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              two accurate and complete originally executed copies of Internal Revenue Service Form W-8ECI or W-8EXP (or successor form),

(III)                         two accurate and complete originally executed copies of Internal Revenue Service Form W-8IMY (or successor form) and all required supporting documentation,

(IV)                          in the case of a Foreign Revolving Credit Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Revolving Credit Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two accurate and complete originally executed copies of Internal Revenue Service Form W-8BEN (or successor form), or

(V)                               executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Revolving Credit Lender shall promptly (A) update any form or certification previously delivered pursuant to this Section 3.01(e) that expires or becomes obsolete or inaccurate in any respect or notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Revolving Credit Lender, and as may be reasonably necessary (including the re-designation of its Lending

Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Revolving Credit Lender.

(iv)                              If a payment made to a Revolving Credit Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Revolving Credit Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Revolving Credit Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Revolving Credit Lender has complied with such Revolving Credit Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Revolving Credit Lender or an L/C Issuer, or have any obligation to pay to any Revolving Credit Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Revolving Credit Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Revolving Credit Lender or any L/C Issuer determines, in its sole discretion,  exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Revolving Credit Lender or such L/C Issuer in the event the Administrative Agent, such Revolving Credit Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Revolving Credit Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent, any Revolving Credit Lender or any L/C Issuer be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or with respect to which additional amounts were paid) and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

3.02                        Illegality.  If any Revolving Credit Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted in writing that it is unlawful, for any Revolving Credit Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Revolving Credit Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Revolving Credit Lender to the Borrower through the Administrative Agent, any obligation of such Revolving Credit Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Revolving Credit Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such written notice, the Borrower shall, upon demand from such Revolving Credit Lender (with a copy to the Administrative Agent) convert all Eurodollar Rate Loans of such Revolving Credit Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Revolving Credit Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Revolving Credit Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,  (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Revolving Credit Lenders of funding such Revolving Credit Loan, the Administrative Agent will promptly so notify in writing the Borrower and each Revolving Credit Lender.  Thereafter, (x) the obligation of the Revolving Credit Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the affected Revolving Credit Lenders, may establish an alternative interest rate for the Impacted Loans,  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Revolving Credit Lenders of funding the Impacted Loans, or (3) any Revolving Credit Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Revolving Credit Lender or its applicable Lending Office to make, maintain or fund Revolving Credit Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Revolving Credit Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof; provided that nothing in this paragraph shall affect any right that the Borrower may otherwise have to revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or convert such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein, in each case in accordance with and subject to the terms of this Agreement, it being understood and agreed that the Administrative Agent may not establish an alternative interest rate pursuant to this Section 3.03 in respect of Base Rate Loans, or Eurodollar Rate Loans to be converted into Base Rate Loans pursuant to the last sentence of the preceding paragraph of this Section 3.03.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Revolving Credit Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                                  subject any Revolving Credit Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Revolving Credit Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Revolving Credit Lender or such L/C Issuer); or

(iii)                               impose on any Revolving Credit Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Revolving Credit Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Revolving Credit Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Revolving Credit Loan), or to increase the cost to such Revolving Credit Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Revolving Credit Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Revolving Credit Lender or such L/C Issuer, the Borrower will pay to such Revolving Credit Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Revolving Credit Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Revolving Credit Lender or any L/C Issuer determines that any Change in Law affecting such Revolving Credit Lender or such L/C Issuer or any Lending Office of such Revolving Credit Lender or such Revolving Credit Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Revolving Credit Lender’s or such L/C Issuer’s capital or on the capital of such Revolving Credit Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Revolving Credit Lender or the Revolving Credit Loans made by, or participations in Letters of Credit held by, such Revolving Credit Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Revolving Credit Lender or such L/C Issuer or such Revolving Credit Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Revolving Credit Lender’s or such L/C Issuer’s policies and the policies of such Revolving Credit Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Revolving Credit Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Revolving Credit Lender or such L/C Issuer or such Revolving Credit Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Revolving Credit Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Revolving Credit Lender or such L/C Issuer or its holding company, as the case may be, and describing in reasonable detail the calculation thereof, and providing reasonable documentation to support the request as specified in subsection (a), (b) or (e) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Revolving Credit Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Revolving Credit Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Revolving Credit Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Revolving Credit Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Revolving Credit Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Revolving Credit Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Revolving Credit Lender, as long as such Revolving Credit Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Revolving Credit Loan by such Revolving Credit Lender (as determined by such Revolving Credit Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Revolving Credit Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Revolving Credit Lender.  If a Revolving Credit Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon written demand of any Revolving Credit Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Revolving Credit Lender for and hold such Revolving Credit Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Revolving Credit Lender to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Credit Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Revolving Credit Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Revolving Credit Lenders under this Section 3.05, each Revolving Credit Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Revolving Credit Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Revolving Credit Lenders.  (a)  If any Revolving Credit Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Revolving Credit Lender, any L/C Issuer, or any Governmental Authority for the account of any Revolving Credit Lender or any L/C Issuer pursuant to Section 3.01, or if any Revolving Credit Lender gives a written notice pursuant to Section 3.02, then such Revolving Credit Lender or such L/C Issuer shall, as applicable, use reasonable efforts (which shall not require such Revolving Credit Lender or such L/C Issuer to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) to mitigate or reduce the additional amounts payable, which reasonable efforts may include designating a different Lending Office for funding or booking its Revolving Credit Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Revolving Credit Lender or such L/C Issuer, such change or other measure (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Revolving Credit Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Revolving Credit Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Revolving Credit Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Revolving Credit Lenders.  If any Revolving Credit Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Revolving Credit Lender or any Governmental Authority for the account of any Revolving Credit Lender pursuant to Section 3.01, the Borrower may replace such Revolving Credit Lender in accordance with Section 11.13.

3.07                        Survival.  All of the Loan Parties’ obligations and all of the Revolving Credit Lenders’, L/C Issuers’ and Administrative Agent’s obligations under this Article III shall survive termination of the Aggregate Revolving Credit Commitments, repayment of all other Obligations hereunder, any assignment of rights by (or the replacement of) a Revolving Credit Lender and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The effectiveness of this Agreement and the obligation of each L/C Issuer and each Revolving Credit Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver in accordance with Section 11.01 of the following conditions precedent, in addition to each of the conditions set forth in Section 4.02, on or prior to July 22, 2013:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or electronically transmitted copies of originals (followed as soon as reasonably practicable by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Revolving Credit Lenders:

(i)                                     executed counterparts of this Agreement;

(ii)                                  a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note;

(iii)                               a pledge and security agreement, in substantially the form of Exhibit E (the “Security Agreement”), duly executed by each Loan Party, together with:

(A)                               certificates representing the Pledged Equity referred to therein accompanied by undated stock or other transfer powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank,

(B)                               proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions required to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)                               completed results of a search of the UCC filings made with respect to the Persons in the jurisdictions contemplated by the Collateral Questionnaire, dated on or before the Closing Date, listing all effective financing statements that name any Loan Party as debtor disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements are permitted by Section 7.01 or have been or will be contemporaneously released or terminated, and

(D)                               evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement required to perfect (subject to Section 4.7(b) of the Security Agreement, in the case of IP Rights) the Liens created under the Security Agreement (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)                              (A) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (I) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, and a certificate as to the good standing of each Loan Party and each Company Group Party as of a recent date, from such Secretary of State, (II) that attached thereto is a true and complete copy of resolutions duly authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, (III) as to the incumbency and specimen signature of each officer executing any Loan Document, and (B) a certificate of another Responsible Officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (A) above;

(v)                                 (A) a favorable opinion of (1) Kirkland & Ellis LLP, counsel to the Loan Parties, (2) King & Spalding LLP, special regulatory counsel to the Loan Parties, (3) Murtha Cullina LLP, special regulatory counsel to the Loan Parties, (4) Nossaman LLP, special regulatory counsel to the Loan Parties, and (5) Cozen O’Connor LLP, special regulatory counsel to the Loan Parties and (B) an in-house counsel’s certificate, in each case addressed to the Administrative Agent and each Revolving Credit Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)                           the Closing Date Projections (which shall be deemed satisfied by the delivery to the Administrative Agent of the Form S-1 filed by Parent in connection with the IPO);

(viii)                        certificates attesting to the Solvency of the Loan Parties, taken as a whole after giving effect to the Transaction, from the chief financial officer of Holdings;

(ix)                              certified copies of each of the Contribution Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith for purposes of consummating the Contribution; and

(x)                                 a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(b)                                 (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Revolving Credit Lenders on or before the Closing Date, including pursuant to the Engagement Letter, shall have been paid.

(c)                                  The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent directly to such counsel to the extent invoiced within two Business Days prior to the Closing Date.

(d)                                 The Contribution shall have been consummated in accordance with the terms described in the Contribution Documents.

(e)                                  At least 3 Business Days prior to the Closing Date, the Revolving Credit Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001) the “PATRIOT Act”) that has been requested at least ten (10) days prior to the Closing Date.

(f)                                   The Administrative Agent and the Arrangers shall have received from Parent (i) the Audited Financial Statements referred to in Section 5.05(a) and the unaudited financial statements referred to in Section 5.05(b) and (ii) the pro forma consolidated and consolidating balance sheets of Parent and its Subsidiaries referred to in Section 5.05(d), which pro forma financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.

(g)                                  No event, circumstance or change shall have occurred since the date of the Audited Financial Statements that has resulted, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect or a material adverse change in, or material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Project Companies taken as a whole.

(h)                                 The IPO shall have been consummated.

Without limiting the generality of the provisions of clause (f) of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Revolving Credit Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Revolving Credit Lender unless the Administrative Agent shall have received notice from such Revolving Credit Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Revolving Credit Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date of such Credit Extension (except as may otherwise be limited in connection with a New Revolving Credit Commitment pursuant to Section 2.13(c)), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof (except as may otherwise be limited in connection with a New Revolving Credit Commitment pursuant to Section 2.13(c)).

(c)                                  The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Revolving Credit Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each of their respective Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection (subject to Section 4.7(b) of the Security Agreement in the case of IP Rights) or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Revolving Credit Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, which will be sought, (ii) any immaterial actions, consents, approvals, registrations or filings, (iii) any additional filings in connection with any IP Rights acquired after the date hereof, and (iv) approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, FERC or state regulatory authorities under the FPA or state laws respecting the rates of, or the financial or organizational regulation of, public utilities that may be required in connection with the exercise of certain foreclosure remedies allowed under the Loan Documents.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally (including specific performance) and (b) general equitable principles (whether considered in a proceeding in equity or at law), and to the discretion of the court before which any proceeding may be brought.

5.05                        Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(b)                                 The unaudited consolidated and consolidating balance sheets of Parent and its Subsidiaries dated March 31, 2013, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The consolidated and consolidating pro forma balance sheets of Parent and its Subsidiaries as at the Closing Date, and the related consolidated and consolidating pro forma statements of income and cash flows of Parent and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of Parent, fairly present, in all material respects, the consolidated and consolidating pro forma financial condition of Parent and its

Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e)                                  The Projections were prepared in good faith upon accounting principles consistent with the Audited Financial Statements and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Administrative Agent and the Arrangers, it being understood that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control (and that may be material) and that no assurance can be given that any Projection will be realized.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if there is a reasonable possibility of an adverse determination and if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  No Default has occurred and is continuing or would result from the consummation of the Transactions.

5.08                        Ownership of Properties.  Each Loan Party and each of their respective Subsidiaries has good record and marketable title in all property used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                        Environmental Compliance.

(a)                                 Each Loan Party and their respective Subsidiaries is in compliance in all material respects with the requirements of all Environmental Laws and all orders, writs, injunctions and decrees applicable to it or to its material properties under Environmental Law, except in such instances in which (a) such requirement of Environmental Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) None of the properties currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party, any of their respective Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of their respective Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of their respective Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries that in each case referred to in clauses (i) through (iv) above individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)                                 Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in each case that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(e)                                  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority under any Environmental Law, by or against any Loan Party or any of its Subsidiaries or against any of their properties, either individually or in the aggregate, in respect of which there is a reasonable possibility of an adverse determination and which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything set forth in this Agreement or any other Loan Document to the contrary, the representations and warranties set forth in this Section 5.09, are the sole representations and warranties in any Loan Document with respect to environmental matters, including those relating to Environmental Laws or Hazardous Materials.

5.10                        Insurance.  The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Party or its applicable Subsidiary operates.

5.11                        Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each of their respective Subsidiaries have filed all Federal, state and other Tax returns and reports required to be filed, and have paid all Federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against the Loan Parties or any of their Subsidiaries that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.  No Tax liability with respect to any of the Loan Parties or their respective Subsidiaries could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

5.12                        ERISA Compliance.   (a)  Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification; and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability that remains outstanding (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests; Loan Parties; Project Companies.  As of the Closing Date no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and to the extent constituting shares in a corporation, if any, non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13, in the case of Pledged Equity, free and clear of all Liens except Permitted Prior Liens.  As of the Closing Date no Loan Party has any equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens (other than Liens set forth in Sections 7.01(a) and (c)) except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing

Date its jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

As of the Closing Date, each entity listed on Part (e) of Schedule 5.13 (other than the Kennedy Project Companies) is subject to the applicable terms of and any applicable covenants contained in (which shall, at a minimum, include limitations on debt and liens of such entities) Project-Level Indebtedness binding on such Person.

5.14                        Margin Regulations; Investment Company Act.  (a)  Neither Holdings nor the Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(b)                                 None of Holdings or the Borrower, any Person Controlling Holdings or the Borrower, or any of the Borrower’s Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  Neither this Agreement nor any other document, certificate or written statement, in each case concerning any Loan Party or any Subsidiary thereof (expressly excluding projections and other forward-looking statements and, to the extent not prepared by Parent or its Subsidiaries, general market data and information of a general economic or industry specific nature), furnished to the Administrative Agent by or on behalf of any Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made; provided that, to the extent any such other document, certificate or statement constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by them to be reasonable at the time made and furnished (it being understood that forecasts and projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Loan Parties and their respective Subsidiaries, and that no assurance can be given that the projections or forecasts will be realized).

5.16                        Compliance with Laws.  Each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its material properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Regulatory Matters.

(a)                                 Each of the Generation Portfolio Companies meets the requirements for, and has been determined by FERC to be, either an “Exempt Wholesale Generator” within the meaning of PUHCA or the generating facility meets the requirement as a Qualifying Facility under PURPA. The Loan Parties, the Company Group Parties and the Generation Portfolio Companies are not subject to or are exempt from regulation under PUHCA (other than, with respect to the Generation Portfolio Companies, maintaining status as a Qualifying Facility under PURPA or an Exempt Wholesale Generator within the meaning of PUHCA).

(b)                                 Each of (i) the Generation Portfolio Companies that are PUHCA Exempt Wholesale Generators (other than South Trent Wind, LLC (“South Trent”)), (ii) NRG Solar Roadrunner LLC and (iii) GenConn Energy LLC have a validly-issued order from FERC, not subject to any pending challenge or investigation: (i) authorizing it to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other products and services at market-based rates; and (ii) granting such waivers and authorizations as are customarily granted to power marketers by FERC, including blanket authorizations to issue securities and assume liabilities pursuant to Section 204 of the FPA.  As of the Closing Date, FERC had not issued any orders imposing a rate cap, mitigation measure, or other limitation on any of the Generation Portfolio Companies’ authority to engage in sales of electricity at market-based rates, other than rate caps and mitigation measures generally applicable to wholesale suppliers participating in the applicable electric market, or is exempt from FERC FPA jurisdiction for only making intrastate sales (although, to the knowledge of the Borrower or Holdings, there are no generally applicable challenges currently pending before FERC to the market-based rate authorization of wholesale suppliers in the electric markets in which the Generation Portfolio Companies make wholesale sales under their market-based rate tariffs).

(c)                                  No Loan Party, Company Group Party or Project Company will, as the result of the ownership, construction, testing, repair, maintenance, use and/or operation of any facility or the sale of electricity and other services related to the sale of electricity from the facilities or the entering into of, or the performance of any obligations under any of the agreements to which any of them are a party or the consummation of any transaction contemplated thereby, be subject to regulation under the laws of any state governing the rates charged by, or the financial or organizational regulation of, electric utilities, electrical transmission and distribution utilities, retail electric utilities, electrical public utilities, electric public service companies, or other similar entities relating to the sale of electricity.

(d)                                 The Thermal Utilities are subject to state public utility commission regulation with respect to rates or financial organization.

(e)                                  South Trent is an Exempt Wholesale Generator under PUHCA and registered as a Power Generation Company (“PGC”) pursuant to Substantive Rule § 25.109 of the Public Utility Commission of Texas (“PUCT”).  South Trent has made all filings with the PUCT which are required by any PUCT requirement or order applicable to South Trent or applicable to the conduct by South Trent of its business as a PGC, and South Trent has timely made all filings that are required to be made under any PUCT requirement.

(f)                                   None of the Revolving Credit Lenders nor any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of each Generation Portfolio

Company’s respective ownership, leasing or operation of its facility, the sale or transmission of thermal energy or electricity therefrom or the Borrower’s, any Loan Party’s, any Project Company’s, or any Generation Portfolio Company’s entering into any Loan Document, Contribution Document, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, public utilities, except that the exercise by the Administrative Agent or the Revolving Credit Lenders of certain foreclosure remedies allowed under the Loan Documents or Contribution Documents may subject the Administrative Agent, the Revolving Credit Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws respecting the rates of, or the financial or organizational regulation of, public utilities.

5.18                        Intellectual Property; Licenses, Etc.  Each Loan Party and each of their respective Subsidiaries own, or possess rights to use, all of the IP Rights that are reasonably necessary for the operation of their respective businesses, except where failure to so own or possess such right, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the conduct of the respective businesses of Loan Parties or any of their respective Subsidiaries is not infringing upon any IP Rights owned by any other Person, except where such infringement could reasonably be expected to have a Material Adverse Effect.

5.19                        Solvency.  Each Loan Party, and the Loan Parties and their Subsidiaries taken as a whole, is Solvent.

5.20                        Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of their respective Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21                        Labor Matters.  Neither any Loan Party nor any of their respective Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.22                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Prior Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed on or prior to the Closing Date or as contemplated hereby or by the Collateral Documents (subject to Section 4.7(b) of the Security Agreement in the case of IP Rights), no filing or other action will be necessary to perfect or protect such Liens.

5.23                        OFAC.  Neither any Loan Party, nor any of its Subsidiaries, nor, to the knowledge of any Loan Party or its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.24                        Restricted Payments.  As of the Closing Date, no Contractual Obligation limits the ability of any Subsidiary of the Borrower to make Restricted Payments, directly or through one or more intermediate Subsidiaries of the Borrower, to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 5.24.

5.25                        PATRIOT Act, Etc.  To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Revolving Credit Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, any Revolving Credit Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, in each case, other than Contingent Obligations as to which no claim has been made, Obligations in respect of Secured Cash Management Agreements and Obligations in respect of Secured Hedge Agreements, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Company Group Party to:

6.01                        Financial Statements.  Deliver to the Administrative Agent and each Revolving Credit Lender, in form reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 as soon as available, but in any event within 120 days (or earlier as may be required for the filing of the Parent’s financial statements by the SEC) after the end of each fiscal year of Parent (commencing with the fiscal year ended December 31, 2013), a consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, commencing with the first fiscal year for which such corresponding figures are available, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a result of the pending maturity of the Revolving Credit Facility);

(b)                                 as soon as available, but in any event within 60 days (or earlier as may be required for the filing of the Parent’s financial statements by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of Parent (commencing with the fiscal quarter ended June 30, 2013), a consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, commencing with the first fiscal quarter for which such corresponding figures are available, all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  as soon as available, but in any event no later than the earlier of (i) twenty (20) Business Days following the occurrence of the annual investor earnings presentation with respect to Parent and (ii) ninety (90) days following the beginning of each fiscal year of Holdings, forecasts and projections prepared by management of Holdings consistent with the type of information that would be customarily found in earnings presentations delivered by public filing companies (it being understood that delivery of earnings presentation material that contain such forecasts and projections which are made available to the public shall be sufficient for purposes hereof) (the “Annual Projections”).

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2013), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2013), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Parent and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c)                                  promptly after any request by the Administrative Agent, copies of any audit reports, management letters or recommendations submitted to the board of directors or similar governing authority (or the audit committee thereof) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)                                 promptly, and in any event within fifteen (15) Business Days after receipt thereof by any Loan Party or any Company Group Party, copies of (i) each amendment to any Organization Document of any Loan Party or any Company Group Party and (ii) each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party, any Company Group Party or Parent;

(e)                                  promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of their respective Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(f)                                   each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a), a certificate of a Responsible Officer of the Borrower either confirming that there has been no change in the information set forth in the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 6.02(f), as applicable, and/or identifying any such changes; and

(g)                                  promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, any Company Group Party or any Project Company, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Any documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Revolving Credit Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);  or (iii) if publicly filed with the SEC, as of the date of such filing; provided that the Borrower shall promptly notify the Administrative Agent and each Revolving Credit Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Revolving Credit Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Revolving Credit Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Revolving Credit Lenders (each, a

“Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Revolving Credit Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”  Unless otherwise marked “PUBLIC” all Borrower Materials will be presumed to be available for non-Public Lenders only.

6.03                        Notices.  Promptly notify the Administrative Agent:

(a)                                 of the existence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including as a result of a violation by any Loan Party or any of their respective Subsidiaries of, or a liability of any Loan Party or any of their respective Subsidiaries arising under, Environmental Laws); and

(c)                                  within ten (10) days after any officer of a Loan Party knows of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Except as could not reasonably be expected to result in a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Company Group Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (except for Liens described in Section 7.01); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all (i) issued patents and (ii) registered trademarks, trade names and service marks, in each case with respect to clauses (i) and (ii), owned by any Loan Party, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent by the Borrower (or the Borrower’s insurance agent and/or broker) of termination, lapse or cancellation of such insurance.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  (a)  Maintain proper books of record and account, in which true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the applicable Loan Party or such Company Group Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Company Group Party, as the case may be.

6.10                        Inspection Rights.  Permit representatives of the Administrative Agent to visit and inspect any of the properties of the Loan Parties and their respective material Subsidiaries, to examine the corporate, financial and operating records of the Loan Parties and their respective material Subsidiaries, and make copies thereof or abstracts therefrom, and to discuss the affairs, finances and accounts of the Loan Parties and their respective material Subsidiaries with the directors, officers, and independent public accountants of the Loan Parties, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that the foregoing shall, unless an Event of Default has occurred and is continuing, occur not more than twice during any fiscal year of the Borrower; provided further, so long as no Event of Default shall have occurred and be continuing, any visit pursuant to this Section in excess of once per calendar year by the Administrative Agent shall be at the expense of the Revolving Credit Lenders; provided further, however, that when an Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions for ongoing working capital and other general corporate purposes, including permitted acquisitions and capital expenditures.

6.12                        Covenant to Give Security.  (a)  Upon the formation or acquisition of any new Company Group Party or Project Company (unless, in the case of a Company Group Party or Project Company that is not wholly owned by a Loan Party or Affiliate thereof, such Company Group Party’s or Project Company’s Organization Documents prohibit Liens on Equity Interests of such Company Group Party or such Project Company pursuant to the Security Agreement, or in the case of any Project Company, such Lien is prohibited due to the terms of any Project-Level Indebtedness binding upon such Person or expected to become binding upon such Person within one hundred eighty (180) days (or such longer period not to exceed 270 days as is reasonably acceptable to the Administrative Agent), following its formation or acquisition by any Loan Party) owned directly by any Loan Party, then the Borrower shall, at the Borrower’s expense, with respect to the Equity Interests in each such Company Group Party or Project Company:

(i)                                     within 15 Business Days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such formation or acquisition, duly execute and deliver to the Administrative Agent Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, together with all Pledged Equity issued by such Company Group Party or Project Company and owned by a Loan Party and other instruments of the type specified in Section 4.01(a)(iii), securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties (provided that in no event shall such security interests or Liens apply to, in the case of any Foreign Subsidiary or a Foreign Subsidiary Holding Company, more than 65% of the voting equity interests and 100% of non-voting equity interests in such Foreign Subsidiary or Foreign Subsidiary Holding Company; provided further, that in no event shall any Foreign Subsidiary or any direct or indirect Subsidiary of a Foreign Subsidiary be required to pledge or grant a security interest in any of its assets pursuant to this Section 6.12(a)(i));

(ii)                                  within 15 Business Days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause the Loan Parties or their Subsidiaries to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority Liens (other than with respect to Permitted Prior Liens) on the properties purported to be subject to the Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iii)                               within 15 Business Days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such formation or acquisition, to the extent reasonably requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request and being substantially consistent with the opinions delivered pursuant to Section 4.01(a)(v) on the Closing Date.

(b)                           Subject to any limitations set forth in the Security Agreement with respect to particular types of assets or property, in the event that any Loan Party acquires any assets or property not referred to in Section 6.12(a) or any fee interest in any real property (with a fair market value in excess of $5,000,000 in the case of such real property), and such assets, property or interest in real property have not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent, for the benefit of Secured Parties, then such Loan Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 4.01(a)(iii), with respect to each such asset, property or interest in real property (other than Excluded Assets (as defined in the Security Agreement)), that the Administrative Agent shall reasonably request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and perfected (subject to Section 4.7(b) of the Security Agreement in the case of IP Rights) first priority (other than with respect to Permitted Prior Liens) security interest in such assets, property or interest in real property. The Administrative Agent shall receive from the applicable Loan Party within 90 days following the date that such Loan Party acquires any fee interest in any real property with a fair market value in excess of $5,000,000 (“Mortgaged Property”) (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), the following documents and instruments:

(i)                                     a mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated, in favor of the Administrative Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Administrative Agent, which mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Mortgaged Property, as the case may be, subject to no Liens other than Liens permitted by Section 7.01 applicable to such Mortgaged Property;

(ii)                                  fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to and reasonably required by the Administrative Agent, insuring the mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable and are available in the relevant jurisdiction;

(iii)                               American Land Title Association/American Congress on Surveying and Mapping form surveys or such other forms of surveys as are reasonably acceptable to Administrative Agent, including ExpressMaps prepared by First American Commercial Due Diligence Services, for which all necessary fees (where applicable) have been paid, and dated no more than 90 days before the date on which a mortgage in respect thereof is required to be delivered hereby (or such other dates as shall be reasonably acceptable to the Administrative Agent), either (i) certified by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent or (ii) as to ExpressMaps, in form and substance reasonably acceptable to the issuer of the Mortgage Policies to delete the standard survey exceptions and to issue endorsements to the same extent as such exceptions could have been deleted and such endorsements issued had an ALTA/ACSM Survey been provided rather than an ExpressMap;

(iv)                              all such other items as shall be reasonably necessary in the opinion of counsel to the Administrative Agent to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Liens permitted by Section 7.01;

(v)                                 opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(vi)                              to the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (x) concurrently with the delivery of the mortgage in favor of the Administrative Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Laws, a standard flood hazard determination form for such Mortgaged Property and (ii) if improvements located on such Mortgaged Property are located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance in such amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”).

(c)                                  If any Loan Party is prohibited from providing a Lien on the Equity Interests it owns in a Project Company pursuant to the requirements of Section 6.12(a) due to the terms of any Project-Level Indebtedness entered into by such Project Company after the Closing Date, and such prohibition was not implemented by the Borrower or any of its Affiliates primarily to prevent such Equity Interests from being Collateral (as determined from the standpoint of the Borrower (rather than any lenders of Project-Level Indebtedness)), then the Borrower shall provide written notice of the foregoing to the Administrative Agent and any such Lien on such Equity Interests under the Loan Documents shall automatically be discharged and released without any further action by any Person effective as of the time of entering into of such Project-Level Indebtedness Document containing such prohibition.  The Administrative Agent hereby agrees to execute and deliver such documentation (including, without limitation, releases and UCC termination statements with respect to any such pledge) at the Borrower’s expense as the Borrower may reasonably request to evidence any such discharge and release provided for in this Section 6.12 and the Revolving Credit Lenders hereby authorize the Administrative Agent to do so.

6.13                        Compliance with Environmental Law.  Except as could not reasonably be expected to have a Material Adverse Effect (i) comply, and cause all lessees and other Persons operating or occupying properties and facilities owned, leased or operated by it or the Company Group Parties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) timely obtain and renew all Environmental Permits necessary for the ownership, leasing, use, and operation of its and the Company Group Parties’ properties; and (iii) if required pursuant to applicable Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its and the Company Group Parties’ properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of the Company Group Parties shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14                        Further Assurances.  Promptly upon request by the Administrative Agent, or any Revolving Credit Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments and documents as the Administrative Agent, or any Revolving Credit Lender

through the Administrative Agent, may reasonably require from time to time in order to perfect (subject to Section 4.7(b) of the Security Agreement in the case of IP Rights), preserve and maintain the validity, effectiveness and priority of the Guaranty, the Collateral Documents and the Liens intended to be created thereunder.

6.15                        Maintenance of “Power Generation Company” and Power Marketer Status.  (a)  Each of the Generation Portfolio Companies (other than South Trent), shall maintain and preserve its authority as granted by FERC to engage in wholesale sales of electricity at market-based rates, and/or its status as a Qualifying Facility under PURPA, as applicable, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.  South Trent shall maintain and preserve its registration as a PGC under PUCT regulations, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Thermal Utilities shall maintain and preserve its authority under the appropriate state public utility commission to produce and sell thermal energy, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.16.  Post-Closing Obligations.  As promptly as practicable, and in any event within the time periods following the Closing Date specified on Schedule 6.16 or such later date as the Administrative Agent agrees to in writing in its reasonable discretion, the Borrower and each other applicable Loan Party shall deliver the documents or take the actions specified on Schedule 6.16.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, any Revolving Credit Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, in each case, other than Contingent Obligations as to which no claim has been made, Obligations in respect of Secured Cash Management Agreements and Obligations in respect of Secured Hedge Agreements, the Borrower shall not, nor shall it permit any Company Group Party to, and solely in the case of Section 7.17, Holdings shall not:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (except for additions, improvements or other similar ancillary assets thereto), (ii) the amount secured thereby is not increased except as contemplated by Section 7.02(d), and except for customer refinancing, underwriting, issuance and other related transaction fees and expenses, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, contractual obligations and leases (in each case, other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens on Equity Interests of Project Companies owned by Company Group Parties securing Project-Level Indebtedness or otherwise created pursuant to Contractual Obligations of such Project Company;

(j)                                    Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to a banker’s lien, including Section 4-210 of the UCC, and/or arising from customary contractual fee provisions, the reimbursement of funds advanced by a depositary or intermediary institution (and/or its Affiliates) on account of investments made or securities purchased, indemnity, returned check and other similar provisions;

(k)                                 Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under this Agreement;

(l)                                     Liens resulting from restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;

(m)                             other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000;

(n)                                 (i) Liens securing Indebtedness permitted by Section 7.02(k); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover property other than the respective property so acquired, and additions, improvements, warranties, and other similar assets, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property plus brokerage, acquisition, financing and other similar fees, costs and expenses, and (ii) Liens existing on any property or asset prior to the acquisition thereof by any Company Group Party or existing prior to the time such Person becomes a Company Group Party on any property or asset of any Person that becomes a Company Group Party after the date hereof, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of any Loan Party or Company Group Party and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Company Group Party, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount plus brokerage, acquisition, financing and other similar fees, costs and expenses of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);

(o)                                 licenses and sublicenses of IP Rights in the ordinary course of business; and

(p)                                 Liens on cash or Cash Equivalents in an amount not to exceed $10,000,000 at any time pledged by a Company Group Party to secure Swap Contracts permitted under Section 7.02(a).

7.02                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in currency exchange rates and interest rates and (ii) such Swap Contract is not for speculative purposes;

(b)                                 Indebtedness of a Company Group Party owed to the Borrower or a wholly-owned Company Group Party, which Indebtedness shall (i) in the case of Indebtedness owed to the Borrower, constitute “Pledged Debt” under the Security Agreement and (ii) be otherwise permitted under the provisions of Section 7.03 (c), (f) or (j);

(c)                                  Indebtedness under the Loan Documents;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.02(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)                                  Guarantees by any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party, and Guarantees by any Company Group Party in respect of Indebtedness otherwise permitted hereunder of any other Company Group Party;

(f)                                   the incurrence by the Borrower or any Company Group Party of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(g)                                  the incurrence by the Borrower or any Company Group Party of Indebtedness consisting of (i) workers’ compensation claims and self-insurance obligations and (ii) surety bonds provided by a Company Group Party in the ordinary course of business;

(h)                                 the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Company Group Party providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary permitted hereunder; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(i)                                     Indebtedness of the Borrower or any Company Group Party consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(j)                                    (i) Guarantees and/or other credit support by a Company Group Party of Indebtedness of a Project Company to the extent such Guarantees are required by the terms of Project-Level Indebtedness; (ii) Guarantees and/or other credit support by the Borrower of Indebtedness of a Project Company that constitute an Investment in such Project Company permitted by Section 7.03(c)(i)(B) and/or Section 7.03(c)(iii)(A) and/or (B) (which Guarantees and/or other credit support will be deemed to be an Investment pursuant to such Section 7.03(c)(i)(B) and/or 7.03(c)(iii)(A) and/or (B)); and (iii) to the extent constituting Indebtedness and otherwise permitted by Section 7.03(c), (f) or (j), Letters of Credit and other credit support by a Company Group Party to any Subsidiary or joint venture of such Company Group Party;

(k)                                 the incurrence by the Borrower or any Company Group Party of Indebtedness represented by obligations in respect of Capitalized Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of the Borrower or any Company Group Party or incurred within 180 days thereafter, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (k), not to exceed at any time outstanding $5,000,000;

(l)                                     unsecured Indebtedness of the Borrower and/or a Company Group Party in an aggregate principal amount not to exceed $20,000,000 at any time outstanding for all such Persons;

(m)                             Indebtedness of the Borrower or any Company Group Party consisting of obligations under deferred compensation, deferred purchase price, earn-outs or similar arrangements incurred in connection with any acquisition permitted under Section 7.03(g), (i) or (j);

(n)                                 Indebtedness incurred by a Loan Party and owed to the Equity Investor; provided that (i) such Indebtedness is subordinated to the Obligations on terms and conditions substantially in the form of Exhibit H (which subordinated debt may allow for interest payments in cash and payments of principal to the extent such payments could be made under Section 7.06(f)), (ii) immediately before and immediately after giving effect to the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) or (b), as though such Indebtedness had been incurred as of the first day of the most recently completed Measurement Period and remained outstanding; and

(o)                                 unsecured Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) immediately before and immediately after giving effect to the incurrence of any such Contribution Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (ii) immediately after giving effect to the incurrence of such Contribution Indebtedness, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) or (b), as though such Contribution Indebtedness had been incurred as of the first day of the most recently completed Measurement Period and remained outstanding.

7.03                        Investments.  Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and the Company Group Parties in the form of cash and Cash Equivalents;

(b)                                 advances to officers, directors and employees of the Borrower and Company Group Parties in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  (i) Investments by the Borrower and the Company Group Parties in their respective Subsidiaries in an amount equal to the sum of (A) amounts outstanding on the date hereof, plus (B) any returns thereon from and after the date hereof that do not constitute Available Cash;

(ii)                                  Investments by any Company Group Party in the Borrower or another Company Group Party; and

(iii)                               Investments by the Borrower or a Company Group Party in a Subsidiary owned, in whole or in part, by it on the Closing Date, plus Investments that would be permitted by Section 7.03(g) (without giving effect to clause (iii)(B) or (C) thereof) and other Investments, in each case made from, without duplication, (A) a substantially contemporaneous issuance of Equity Interests or debt by Parent that is contributed to or loaned to Holdings, and by Holdings to the Borrower, on a subordinated basis in the form of Indebtedness of Holdings or the Borrower (as applicable) permitted by Section 7.02(n), that does not constitute Available Cash or (B) Available Cash;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e)                                  to the extent constituting Investments, Guarantees permitted by Section 7.02;

(f)                                   Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(f);

(g)                                  the purchase or other acquisition of all or any portion of the Equity Interests in, or in the case of a Company Group Party, the purchase by such Company Group Party of all or substantially all of the property of, any Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of the Company Group Parties (including as a result of a merger or consolidation with a Company Group Party); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i)                                     the Loan Parties shall comply with the requirements of Section 6.12, to the extent applicable;

(ii)                                  the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii)                               (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (B) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (C) the Borrower Leverage Ratio shall be equal to or less than the applicable Borrower Leverage Ratio for such period set forth in Section 7.11 minus 0.25 and the

Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller demonstrating such compliance calculations for clauses (B) and (C) in reasonable detail; and

(iv)                              the Borrower shall have delivered to the Administrative Agent and each Revolving Credit Lender, at least three Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(h)                                 to the extent (if any) constituting an Investment, Swap Contracts permitted by Section 7.02(a);

(i)                                     to the extent constituting an Investment, Investments made pursuant to the RoFo Agreement; provided that, with respect to each Investment made pursuant to this Section 7.03(i):

(i)                                     the Loan Parties shall comply with the requirements of Section 6.12, to the extent applicable;

(ii)                                  (A) immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Investment, Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby and the Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller demonstrating such compliance calculations in reasonable detail; and

(iii)                               the Borrower shall have delivered to the Administrative Agent and each Revolving Credit Lender, at least three Business Days prior to the date on which any such Investment is to be consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such Investment; and

(j)                                    so long as no Default has occurred and is continuing or would result from such Investment, any other Investments made since the Closing Date in an amount not to exceed $15,000,000 in the aggregate.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Unencumbered Company Group Party may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any Company Group Party; provided that when any wholly-owned Company Group Party is merging with another Company Group Party, such wholly-owned Company Group Party shall be the continuing or surviving Person;

(b)                                 any Company Group Party may dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to (i) another Company Group Party or (ii) to the Borrower;

(c)                                  Holdings and its Subsidiaries may consummate the Contribution and all related transactions; and

(d)                                 in connection with any acquisition permitted under Section 7.03, any Company Group Party may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly-owned Company Group Party.

7.05                        Dispositions.  Make any Disposition or, in the case of any Company Group Party, issue, sell or otherwise transfer or dispose of any of its Equity Interests, except:

(a)                                 Dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property, or issuances of its Equity Interests, by any Company Group Party to the Borrower or to a Company Group Party that is wholly-owned, directly or indirectly, by the Borrower;

(e)                                  Dispositions permitted by Sections 7.04 or 7.06;

(f)                                   Dispositions by the Borrower and the Company Group Parties not otherwise permitted under this Section 7.05; provided that, (i) no Default has occurred and is continuing at the time of and immediately after giving effect to such Disposition and (ii) only if the relevant Disposition is in excess of $5,000,000, after giving effect to such Disposition, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.11 as if such Disposition had occurred on the first day of the applicable Measurement Period, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) or (b);

(g)                                  Disposition of cash or Cash Equivalents;

(h)                                 licenses and sublicenses of IP Rights in the ordinary course of business; and

(i)                                     lapse, abandonment, expiration or other Disposition of any IP Rights that are immaterial or otherwise determined by Borrower or any Company Group Party to be no longer economically practicable to maintain, worth the cost of maintaining, or used or useful in any material respect, or the expiration of IP Rights in accordance with their respective statutory terms, provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(i) shall be for fair market value.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                 each Company Group Party may make Restricted Payments to the Borrower, or to any other Person that owns a direct Equity Interest in such Company Group Party, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Company Group Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  the Borrower and each Company Group Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)                                 the Borrower may declare and pay dividends in cash or Cash Equivalents to Holdings not to exceed an amount necessary to permit Holdings and Parent to pay (i) reasonable and customary corporate (including appropriate allocations of shared costs and expenses of the corporate group of the Equity Investor) and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, umbrella insurance costs, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business) and (ii) so long as the Borrower is properly treated as a disregarded entity and Holdings is properly treated as a partnership for U.S. federal and applicable state and local income tax purposes, distributions to Holdings which distributions shall be used by its equity holders to discharge the relevant U.S. federal, state and local income tax liabilities of such equity holders attributable to the Borrower; provided that the amount of any distribution pursuant to this clause (ii) shall not exceed the amount that the Borrower would be required to pay in respect of the relevant U.S. federal, state and local income taxes were it to pay such taxes as a stand alone corporate taxpayer, taking into account any net operating loss carryovers and other tax attributes arising from the Closing Date; provided, further, that any distribution pursuant to this clause (ii) shall be used to discharge the relevant tax liability of each such equity owner within 90 days of the distribution;

(e)                                  the Borrower and each Company Group Party may issue common Equity Interests to a Loan Party or, in the case of a Company Group Party, another Company Group Party, in each case that is its direct parent;

(f)                                   so long as no Default has occurred and is continuing or would result from such Restricted Payment, the Borrower may declare and pay dividends in cash or Cash Equivalents to Holdings from Available Cash; provided that immediately after giving effect to such dividend payment or other distribution, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.11;

(g)                                  the Borrower may declare and pay dividends in cash or Cash Equivalents to Holdings not to exceed an amount necessary to permit Holdings and Parent to pay franchise fees or similar taxes and fees required to maintain its corporate existence;

(h)                                 any Restricted Payments made pursuant to the Exchange Agreement; and

(i)                                     to the extent constituting a Restricted Payment, Restricted Payments by Holdings or Borrower as required pursuant to the Management Services Agreement to (i) pay monitoring, consulting, management, transaction, advisory, termination or similar fees payable to the Equity Investor and indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of the Equity Investor in connection therewith and (ii) reimburse the Equity Investor for costs and expenses of Holdings and its Subsidiaries incurred in the ordinary course of business, overhead costs and expenses and fees (including administrative, legal, accounting, insurance, cash management, reporting and compliance and/or similar expenses provided by third parties as well as trustee, directors, managers and general partner fees) which are paid by the Equity Investor on behalf of Holdings or its applicable Subsidiary.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Company Group Parties on the date hereof or any business substantially related or incidental thereto, or permit the Project Companies, taken as a whole, to do the same.

7.08                        Transactions with Affiliates.  Consummate any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than:

(a)                                 on fair and reasonable terms substantially as favorable to the Borrower or such Company Group Party as would be obtainable by the Borrower or such Company Group Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate thereof;

(b)                                 a transaction between one or more Company Group Parties;

(c)                                  any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any Company Group Party and approved by a Responsible Officer of the Borrower in good faith;

(d)                                 any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any Company Group Party;

(e)                                  Restricted Payments that do not violate the provisions of Section 7.06;

(f)                                   payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by a Responsible Officer of the Borrower in good faith;

(g)                                  the existence of, or the performance by the Borrower or any Company Group Party of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of the Company Group Parties of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Section 7.08(g) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Revolving Credit Lenders in any material respect than those such agreements to which the Borrower or the Company Group Parties, as applicable, are party as of Closing Date;

(h)                                 transactions required pursuant to the RoFo Agreement and the Exchange Agreement;

(i)                                     licenses and sublicenses of IP Rights in the ordinary course of business; or

(j)                                    transactions pursuant to the Management Services Agreement.

7.09                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Company Group Party to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 7.09 or (ii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in connection with Indebtedness permitted under Section 7.02(j) (solely to the extent any such negative pledge relates to Equity Interests subject to a Lien permitted by Section 7.01(i)) or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                 Borrower Leverage Ratio.  Commencing with fiscal quarter ending September 30, 2013, permit the Borrower Leverage Ratio for the most recently completed Measurement Period to be greater than 5.00:1.00; and

(b)                                 Borrower Interest Coverage Ratio.  Commencing with fiscal quarter ending September 30, 2013, permit the Borrower Interest Coverage Ratio for the most recently completed Measurement Period to be less than 1.75:1.00.

7.12                        Sanctions.  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Borrower or any Company Group Party, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

7.13                        Amendments of Organization Documents.  Amend any of the Organization Documents of any such Person, other than amendments that do not, taken as a whole, materially adversely affect the interests of any Agent, any Lender or any Secured Party in their capacity as such.

7.14                        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15                        Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness which is contractually subordinated to the Obligations, except (a) regularly scheduled payments of interest in respect of such Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued or incurred or any subordination agreement (including any subordination agreement entered into pursuant to Section 7.02(n)) in respect of such Indebtedness, (b) prepayments and repayments of such Indebtedness made from cash of the Borrower that at such time would be permitted to be distributed to Holdings pursuant to Section 7.06(f) and (c) prepayments and repayments of such Indebtedness made with the proceeds of Permitted Refinancing Indebtedness in respect thereof.

7.16                        Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02(d), except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d), in a manner materially adverse to the interests of the Agents, any Lender or any Secured Party in their capacity as such, taken as a whole.

7.17                        Holding Company.  In the case of Holdings, engage in any business, activity or transaction or own any interest (fee, leasehold or otherwise) in any real property, or incur,

assume, or suffer to exist any Indebtedness other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including the Borrower, (d) making Restricted Payments of amounts received by it pursuant to Section 7.06, and making Investments in the Borrower, (e) the Contribution and all related transactions, (f) in respect of the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (g) the execution and delivery of the Exchange Agreement and the performance of its obligations thereunder and (h) activities incidental to the businesses or activities described in clauses (a) through (g) of this Section.

7.18                        Swap Contracts.  Enter into any Swap Contract other than as permitted by Section 7.02(a).

7.19                        Sales and Lease-Backs.  Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Company Group Party has sold or transferred or is to sell or to transfer to any other Person.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan or any L/C Obligation consisting of reimbursement of draws under a Letter of Credit, or (ii) pay within five (5) Business Days after the same becomes due any interest on any Revolving Credit Loan or on any L/C Obligation or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05(a), 6.11, 6.12, or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 45 days after written notice by the Administrative Agent or any Revolving Credit Lender to the Borrower; or

(d)                                 Representations and Warranties.  Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respects when made or deemed made; or

(e)                                  Cross-Default.

(i)                                     Any Loan Party, Company Group Party or Material Project Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any grace, waiver and any cure periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) (x) in the case of any Loan Party or Company Group Party, having an aggregate principal amount then outstanding (excluding, for the avoidance of doubt, any undrawn commitments)  of more than the Threshold Amount and (y) in the case of (1) any Project Company that, individually or together with any other Project Company that is in default under any of its Indebtedness or Guarantees or that is then the subject of an event described in Section 8.01(f) or (g), made Restricted Payments, directly or indirectly through Company Group Parties or otherwise, to the Borrower in an amount equal to or greater than 15% of the Distributed Cash during the most recently completed Measurement Period (any such Project Company, a “Material Project Company”) or (2) any Company Group Party, the terms of which Indebtedness or Guarantee prohibit such Person from making Restricted Payments as a result thereof, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)                                  there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party, Company Group Party or Material Project Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party, Company Group Party or Material Project Company is an Affected Party (as so defined) and, in either event, (x) in the case of any Loan Party, the Swap Termination Value (after giving effect to any netting arrangements) owed by such Loan Party as a result thereof is greater than the Threshold Amount and (y) in the case of any Company Group Party or Material Project Company, the terms of such Swap Contract prohibit such Person from making Restricted Payments as a result thereof; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or Company Group Party or any Material Project Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i)  Any Loan Party or Company Group Party or any Material Project Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Company Group Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA. If a Material Adverse Effect would result as a result thereof:  (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)                                    Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, or the satisfaction in full of all the Obligations (other than Contingent Obligations as to which no claim has been made), ceases to be in full force and effect; or any Loan Party or any Affiliate thereof that is the Equity Investor or a Subsidiary of the Equity Investor contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected (subject to Section 4.7(b) of the Security Agreement in the case of IP Rights) first priority Lien (subject to Permitted Prior Liens) on the Collateral purported to be covered thereby; or

(m)                             Certain Amendments.  Any addition, amendment or other modification of any agreement or provision governing or related to the ability of any Project Company or

Company Group Party to make Restricted Payments, directly or indirectly, to the Borrower shall become effective if such provisions as added, amended or modified, taken as a whole, are materially more restrictive than such provisions as in effect on the date hereof; provided that, notwithstanding the foregoing, no Event of Default pursuant to this clause (m) shall occur if immediately after giving effect to any such addition, amendment or other modification, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.11 for the most recently completed Measurement Period, such compliance to be calculated as if any Restricted Payments from such Company Group Party or Project Company, as applicable, to the Borrower had not been, and shall not be permitted by the terms of such provisions to be, made.

Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrower fails to comply with the requirements of Section 7.11, until the expiration of the tenth day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 6.02(b), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right compliance with the covenants set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:

(a)                                 Borrower Cash Flow shall be increased, solely for the purpose of measuring compliance with Section 7.11 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)                                 if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.11, the Borrower shall be deemed to have satisfied the requirements of Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 7.11 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) in each two-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised, (c) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.11 as of the relevant date of determination and (d) no more than five (5) Cure Rights may be exercised in the aggregate.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Revolving Credit Lenders and the L/C Issuers all rights and remedies available to it, the Revolving Credit Lenders and the L/C Issuers under the Loan Documents or at law or in equity;

provided, however, that upon the occurrence of an Event of Default set forth in Section 8.01(f) with respect to any Loan Party under the Bankruptcy Code, the obligation of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Revolving Credit Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 or any other Loan Document (or after the Revolving Credit Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Revolving Credit Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Revolving Credit Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Revolving Credit Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans, L/C Borrowings and Obligations then owing under Secured Hedge

Agreements and Secured Cash Management Agreements, ratably among the Revolving Credit Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize at 103% of the Outstanding Amount thereof that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above and any other Cash Collateral provided in respect of L/C Obligations in accordance with the terms of this Agreement shall be applied to satisfy drawings under such Letters of Credit and other Obligations owing to the applicable L/C Issuer in respect of Letters of Credit issued by it as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Revolving Credit Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  (a)  Each of the Revolving Credit Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Revolving Credit Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Revolving Credit Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.02                        Rights as a Revolving Credit Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Revolving Credit Lender as any other Revolving Credit Lender and may exercise the same as though it were not the Administrative Agent and the term “Revolving Credit Lender” or “Revolving Credit Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Revolving Credit Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Revolving Credit Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                                 shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Revolving Credit Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct;

(e)                                  shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Revolving Credit Lender or an L/C Issuer; and

(f)                                   shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Revolving Credit Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Revolving Credit Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Revolving Credit Lender or such L/C Issuer prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Revolving Credit Lenders, the L/C Issuers and the Borrower.

Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Revolving Credit Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Revolving Credit Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Revolving Credit Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Revolving Credit Lenders.  Each Revolving Credit Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Revolving Credit Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Revolving Credit

Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Revolving Credit Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or Co-Syndication Agents listed on the cover page hereof or elsewhere herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Revolving Credit Lender or an L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Revolving Credit Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Revolving Credit Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Revolving Credit Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Revolving Credit Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Revolving Credit Lender or any L/C Issuer or in any such proceeding.  The Administrative Agent (upon the instruction of the

Required Lenders) is authorized to credit bid any Obligation held by any Revolving Credit Lender or any L/C Issuer on a pro rata basis in a proceeding under any Debtor Relief Law without the prior consent of such Revolving Credit Lender or such L/C Issuer, as applicable.

9.10                        Collateral Matters.  Each of the Revolving Credit Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Credit Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Revolving Credit Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X
CONTINUING GUARANTY

10.01                 Guarantee of Secured Obligations.  The Guarantor hereby absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.  The Guarantor shall be liable under its guarantee set forth in this Section 10.01, without any limitation as to amount, for all present and future Secured Obligations, including specifically all future increases in the outstanding amount of the Revolving Credit Loans or other Secured Obligations and other future increases in the Secured Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements on the Closing Date.  Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all Secured Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Secured Obligations but for the fact that they are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving such other obligor because it is the intention of the Guarantor and Secured Parties that the Secured Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or the Guarantor of any portion of such Secured Obligations.

10.02                 Limitation on Obligations Guaranteed.  (a)  Notwithstanding any other provision hereof, the right of recovery against the Guarantor under this Article X shall not exceed $1.00 less than the lowest amount which would render the Guarantor’s obligations under this Article X void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of the Guarantor hereunder.  To effectuate the foregoing, the Administrative Agent and the Guarantor hereby irrevocably agree that the Secured Obligations of the Guarantor in respect of the guarantee set forth in this Article X at any time shall be limited to the maximum amount as will result in the Secured Obligations of the Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Article X but before taking into account any liabilities under any other guarantee by the Guarantor.  For purposes of the foregoing, all guarantees of the Guarantor other than the guarantee under this Article X will be deemed to be enforceable and payable after the guaranty under this Article X. To the fullest extent permitted by applicable law, this Section 10.02(a) shall be for the benefit solely of creditors and representatives of creditors of the Guarantor and not for the benefit of the Guarantor or the holders of any Equity Interest in the Guarantor.

(b)                                 The Guarantor agrees that Secured Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of the Guarantor under Section 10.02(a) without impairing the guarantee contained in this Article X or affecting the rights and remedies of any Secured Party hereunder.

10.03                 Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.

(a)                                 The Guarantor understands and agrees that the guarantee contained in this Article X shall be construed as a continuing guarantee of payment and performance and not merely of collectability.  The Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower with respect to the Secured Obligations.  Without limiting the generality of the foregoing, this Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Secured Obligations).

(b)                                 The Guarantor agrees that the Secured Obligations of the Guarantor hereunder are independent of any other guarantee of the Secured Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or other guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c)                                  No payment made by the Borrower, the Guarantor, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations until the Discharge of the Secured Obligations.

(d)                                 Without limiting the generality of the foregoing, the Guarantor agrees that its obligations under and in respect of the guarantee contained in this Article X and any security interest securing the Secured Obligations shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not the Guarantor has knowledge thereof):

(i)                                     the validity or enforceability of this Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)                                  any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Secured Hedge Agreement or Secured Cash Management Agreement;

(iii)                               any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, at law, in equity or otherwise) with respect to the Secured Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Secured Obligations;

(iv)                              any change, reorganization or termination of the corporate structure or existence of the Borrower or the Guarantor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

(v)                                 any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for, the Secured Obligations, or any subordination of the Secured Obligations to any other obligations;

(vi)                              the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

(vii)                           any exercise of remedies with respect to any security for the Secured Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that the Guarantor would otherwise have, and without limiting the generality of the foregoing or any other provisions hereof, the Guarantor hereby expressly waives any and all benefits which might otherwise be available to the Guarantor under applicable law; and

(viii)                        any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any the Guarantor for the Secured Obligations, or of the Guarantor under the guarantee contained in this Article X or of any security interest granted by the Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(e)                                  In addition the Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, other than payment in full in cash of all Secured Obligations and a termination of all Revolving Credit Commitments.

10.04                 Rights of Subrogation.

(a)                                 Any right of subrogation of the Guarantor shall be enforceable solely after the Discharge of the Secured Obligations and solely against the Borrower, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Secured Obligations for any purpose related to any such right of subrogation.  If subrogation is demanded by the Guarantor, then, after the Discharge of the Secured Obligations, the Administrative Agent shall deliver to the Guarantor, or to a representative of the Guarantor, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever collateral securing or purporting to secure any of the Secured Obligations that may then exist that was not previously released or disposed of or acquired by the Administrative Agent.

(b)                                 All rights and claims arising under this Section 10.04 or based upon or relating to any other right of indemnification or subrogation that may at any time arise or exist in favor of the Guarantor as to any payment on account of either (x) the Secured Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Secured Obligations, in each case made by it or received or collected from its property, shall be fully subordinated to the Secured Obligations in all respects prior to the Discharge of the Secured Obligations.  Until Discharge of the Secured Obligations, the Guarantor may not demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to the Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Secured Obligations.  If any such payment or distribution is received by the Guarantor, it shall be held by the Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by the Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(c)                                  The obligations of the Guarantor under this Agreement and the other Loan Documents, including its liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of subrogation arising under this Section 10.04 or otherwise.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against the Guarantor or its property.  The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

10.05                 Payments.  The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office.

10.06                 Financial Condition of Borrower and Guarantor.  Any Credit Extension may be made to the Borrower or continued from time to time, and any Secured Hedge Agreements and Secured Cash Management Agreements may be entered into from time to time, in each case, without notice to or authorization from the Guarantor regardless of the financial or other condition of Borrower or the Guarantor at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Secured Cash Management Agreement is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of the Borrower or the Guarantor.  The Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, and the Guarantor assumes responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations.  The Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or the Guarantor now known or hereafter known by any Secured Party.

10.07                 Bankruptcy, Etc..  The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding under any Debtor Relief Law, voluntary or involuntary, involving the Borrower or the Guarantor or by any defense which the Borrower or the Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.  To the fullest extent permitted by law, the Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any interest, fees, costs, expenses or other Secured Obligations accruing or arising after the date on which such case or proceeding is commenced.

10.08                 Duration of Guaranty.  The guarantee contained in this Article X shall remain in full force and effect until the Discharge of the Secured Obligations.

10.09                 Reinstatement.  If at any time payment of any of the Secured Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Secured Party in full or partial satisfaction of any Secured Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer and as to all reasonable costs, expenses and attorney’s fees of the Secured Party related thereto, the liability of the Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

10.10                 Keepwell.  Each Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Discharge of Secured Obligations.  Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI
MISCELLANEOUS

11.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01 or, solely in the case of the initial Credit Extension, Section 4.02, without the written consent of each Revolving Credit Lender;

(b)                                 extend or increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Credit Lender;

(c)                                  extend the stated expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date without the written consent of each Revolving Credit Lender that would be directly affected thereby;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments or payments of increased costs or indemnities) of principal, interest, fees or other amounts due to the Revolving Credit Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Revolving Credit Lender directly entitled to such payment;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Revolving Credit Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Revolving Credit Lender directly entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees, or any other Obligations, at the Default Rate;

(f)                                   change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Revolving Credit Lender;

(g)                                  change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Revolving Credit Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or the last sentence of Section 9.09 or clause (x) of the first sentence of Section 11.06(a) without the written consent of each Revolving Credit Lender;

(h)                                 release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Revolving Credit Lender; or

(i)                                     release all or substantially all of the value of the Guaranty without the written consent of each Revolving Credit Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Revolving Credit Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Revolving Credit Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter and the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and each such Defaulting Lender shall be deemed to have approved or disapproved of any such amendment, waiver or consent hereunder in the same proportion as the non-Defaulting Lenders), except that the Revolving Credit Commitment of such Revolving Credit Lender may not be increased or extended without the consent of such Revolving Credit Lender.

If any Revolving Credit Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Revolving Credit Lender or each directly and adversely affected Revolving Credit Lender, or of each Revolving Credit Lender directly entitled to a payment amount, or each affected Revolving Credit Lender, and that has been approved by the Required Lenders, or any Revolving Credit Lender rejects an Extension Offer in accordance with Section 2.15 (a “Non-Extending Lender”), the Borrower may replace such non-consenting Revolving Credit Lender or Non-Extending

Lender in accordance with Section 11.13; provided that in the case of any non-consenting Revolving Credit Lender such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph) and in the case of any Non-Extending Lender, the replacement lender shall accept the Extension Offer.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including this Section 11.01), the consent of the Required Lenders shall not be required to make any changes necessary to be made in connection with any increase in the Revolving Credit Commitments hereunder in accordance with Section 2.13.

11.02                 Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Holdings, the Borrower, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any Revolving Credit Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Revolving Credit Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or any L/C Issuer pursuant to Article II if such Revolving Credit Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Revolving Credit Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Revolving Credit Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Revolving Credit Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Revolving Credit Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Revolving Credit Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the

“Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Revolving Credit Lenders.  The Administrative Agent, the L/C Issuers and the Revolving Credit Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Revolving Credit Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Revolving Credit Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Revolving Credit Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Revolving Credit Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Revolving Credit Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Revolving Credit Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (including the reasonable and documented or invoiced fees and expenses of one counsel per relevant jurisdiction for the Arrangers and the Administrative Agent and one local counsel per relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and one special counsel, including special regulatory counsel, per relevant jurisdiction), in connection with the Transactions and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions or the other transactions contemplated hereby or thereby shall be consummated) and any ancillary documents in connection therewith, (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Revolving Credit Lender or any L/C Issuer (including the fees and expenses of any counsel for the Administrative Agent, any Revolving Credit Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents and the Transactions, including its rights under this Section, and (B) in connection with Revolving Credit Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans or Letters of Credit.  The Borrower acknowledges that the Administrative Agent or the Arrangers may receive a benefit, including without limitation, a discount, credit or other accommodation, from counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent or the Arrangers.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Revolving Credit Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, joint or several, (including the fees and expenses of one counsel for the Indemnitees (except to the extent that an Indemnitee shall have been advised by counsel that there are actual conflicting interests or there exists the reasonable likelihood of a conflicting interest between such Indemnitee and another Indemnitee)) (in each case, other than with respect to those losses, claims, damages, liabilities and related expenses set forth in Sections 3.02, 3.04, and 3.05, which shall be governed by the relevant terms and conditions set forth therein) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder and the consummation of the Transactions and the other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Credit Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, defense or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any Affiliate thereof or any of the Borrower’s or such Loan Party’s or such Affiliate’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses, (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by one Indemnitee against another Indemnitee (other than claims against any Agent or Arranger in its capacity as such) or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Revolving Credit Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Revolving Credit Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Revolving Credit Lender’s Applicable Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity.  The obligations of the Revolving Credit Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or the other transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Revolving Credit Lender, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Revolving Credit Lender, or the Administrative Agent, any L/C Issuer or any Revolving Credit Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Revolving Credit Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Revolving Credit Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Revolving Credit Lender and (y) no Revolving Credit Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Revolving Credit Lenders.  Any Revolving Credit Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans (including for purposes of this Section 11.06(b), participations in L/C

Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Revolving Credit Lender’s Revolving Credit Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Revolving Credit Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Revolving Credit Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loans or the Revolving Credit Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund;  provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Revolving Credit Lender, an Affiliate of such Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender; and

(C)                               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Revolving Credit Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Revolving Credit Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Credit Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Revolving Credit Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Credit Loans and participations in Letters of Credit in accordance with its Applicable Revolving Credit Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Credit Lender under this Agreement, and the assigning Revolving Credit Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Revolving Credit Lender’s rights and obligations under this Agreement, such Revolving Credit Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Revolving Credit Lender.  Any assignment or transfer by a Revolving Credit Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Revolving Credit Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Credit Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Revolving Credit Loans and L/C Obligations owing to, each Revolving Credit Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Revolving Credit Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Revolving Credit Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Revolving Credit Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Revolving Credit Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or a Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Revolving Credit Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Credit Loans (including such Revolving Credit Lender’s participations in L/C Obligations) owing to it); provided that (i) such Revolving Credit Lender’s obligations under this Agreement shall remain unchanged, (ii) such Revolving Credit Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers shall continue to deal solely and directly with such Revolving Credit Lender in connection with such Revolving Credit Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Revolving Credit Lender sells such a participation shall provide that such Revolving Credit Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Revolving Credit Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 to the same extent as if it were a Revolving Credit Lender and had acquired its interest by assignment pursuant to Section 11.06(b), provided that such Participant agrees to be subject to Section 3.01 as if it were a Revolving Credit Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Revolving Credit Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Revolving Credit Lender. Each Revolving Credit Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Revolving Credit Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Revolving Credit Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Revolving Credit Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Revolving Credit Lender if it were a Revolving Credit Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Revolving Credit Lender.

(f)                                   Certain Pledges.  Any Revolving Credit Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Revolving Credit Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Revolving Credit Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Credit Lender as a party hereto.

(g)                                  Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, upon 30 days’ notice to the Borrower and the Revolving Credit Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it hereunder and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C

Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Revolving Credit Lender pursuant to Section 2.13 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their respective obligations, (g) with the consent of the Borrower, (h) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Revolving Credit Lenders in connection with the administration and management of this Agreement and the other Loan Documents or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Revolving Credit Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Revolving Credit Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Revolving Credit Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Revolving Credit Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Revolving Credit Lender or such L/C Issuer, irrespective of whether or not such Revolving Credit Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Revolving Credit Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Revolving Credit Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Revolving Credit Lender, such L/C Issuer or their respective Affiliates may have.  Each Revolving Credit Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Revolving Credit Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Credit Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Revolving Credit Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Revolving Credit Lender, regardless of any investigation made by the Administrative Agent or any Revolving Credit Lender or on their behalf and notwithstanding that the Administrative Agent or any Revolving Credit Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Credit Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Revolving Credit Lenders.  If any Revolving Credit Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Revolving Credit Lender or any Governmental Authority for the account of any Revolving Credit Lender pursuant to Section 3.01 or if any Revolving Credit Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Revolving Credit Lender and the Administrative Agent, require such Revolving Credit Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Revolving Credit Lender, if a Revolving Credit Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Revolving Credit Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Revolving Credit Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Revolving Credit Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Revolving Credit Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Revolving Credit Lender, such Revolving Credit Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06.  In the event that a Revolving Credit Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, such Revolving Credit Lender shall be deemed to have executed and delivered such documentation as may be required to give effect to an assignment in accordance with Section 11.06.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT SUIT FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY REVOLVING CREDIT LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE

BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, CLAIM, COUNTERCLAIM OR LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Co-Syndication Agents are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Co-Syndication Agents, on the other hand, that do not directly or indirectly give rise to, nor does any Loan Party rely on, any fiduciary duty on the party of any of the Administrative Agent, the Arrangers or the Co-Syndication Agents, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and none of the Administrative Agent, the Arrangers or the Co-

Syndication Agents is advising the Borrower or Holdings as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and (C) each of the Borrower and Holdings is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the Transactions and the other transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Co-Syndication Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor the Co-Syndication Agents has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the Transactions or the other transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Co-Syndication Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor the Co-Syndication Agents nor their respective Affiliates has any obligation to disclose any of such interests and transactions to, or furnish confidential information obtained by them from other companies to, the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or the Co-Syndication Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby, and agrees that none of the Administrative Agent, the Arrangers or the Co-Syndication Agents shall have any liability (whether direct or indirect) to the Borrower or Holdings in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of the Borrower or Holdings, including the stockholders, employees or creditors thereof.

11.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18                 USA PATRIOT Act.  Each Revolving Credit Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Revolving Credit Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Revolving Credit Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Revolving Credit Lender, provide all documentation and other information that the Administrative Agent or such Revolving Credit Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

11.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NRG YIELD OPERATING LLC

By:	/s/ David Crane
Name: David Crane
Title: President and Chief Executive Officer

NRG YIELD LLC

By:	/s/ David Crane
Name: David Crane
Title: President and Chief Executive Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ William Merritt
Name: William Merritt
Title: Vice President

BANK OF AMERICA, N.A.,
As a Revolving Credit Lender

By:	/s/ William Merritt
Name: William Merritt
Title: Vice President

BANK OF AMERICA, N.A.,
as an L/C Issuer

By:	/s/ William Merritt
Name: William Merritt
Title: Vice President

GOLDMAN SACHS BANK USA, as a Revolving
Credit Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

CITIBANK, N.A., as a Revolving Credit Lender

By:	/s/ D. Scott McMurtry
Name: D. Scott McMurtry
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Revolving Credit Lender

By:	/s/ Sherrie I. Manson
Name: Sherrie I. Manson
Title: Senior Vice President

Schedule 2.01

Revolving Credit Commitments and Applicable Revolving Credit Lender Percentages

Revolving Credit Lender	Applicable Revolving Credit Lender Percentage	Revolving Credit Commitment
Bank of America, N.A.	48.50%	$29,100,000
Citibank, N.A.	24.25%	$14,550,000
Goldman Sachs Bank USA	24.25%	$14,550,000
KeyBank National Association	3.00%	$1,800,000
Total	100.00%	$60,000,000

Schedule 2.03

L/C Commitments

L/C Issuer	L/C Commitment
Bank of America, N.A.	$60,000,000